Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

May 14, 2026

among

NEUROCRINE BIOSCIENCES, INC.,

as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., CITIBANK, N.A., GOLDMAN SACHS BANK USA and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents,

and

CITIZENS BANK, N.A., DNB BANK ASA, NEW YORK BRANCH, FIFTH THIRD BANK, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION, THE ROYAL BANK OF CANADA, TRUIST BANK and U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

i

Schedules and Exhibits

SCHEDULES:

Schedule 2.01A Schedule 2.01B	Commitments Letter of Credit Commitments
Schedule 3.01	Subsidiaries
Schedule 3.06	Litigation
Schedule 3.07(b)	Healthcare and Regulatory Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Exclusive Licenses
Schedule 6.05(q)	Existing Investments
Schedule 6.05(gg)	Designated Property
Schedule 6.07	Transactions with Affiliates
Schedule 6.09	Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Guaranty
Exhibit C	[Reserved]
Exhibit D	[Reserved]
Exhibit E	List of Closing Documents
Exhibit F-1	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit F-2	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit F-3	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit F-4	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit G-1	[Reserved]
Exhibit G-2	[Reserved]
Exhibit H	Form of Note
Exhibit I	Form of Compliance Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of May 14, 2026 among NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, the Lenders from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Loan Party Consolidated EBITDA Percentage” means, with respect to any Permitted Acquisition, expressed as a percentage, (a) the Consolidated EBITDA acquired in such Permitted Acquisition generated by persons that will become Loan Parties or assets that will become owned by Loan Parties divided by (b) the total Consolidated EBITDA acquired in such Permitted Acquisition, in each case as determined on the date of consummation of such Permitted Acquisition (or, in the case of any such Permitted Acquisition that is a Limited Conditionality Transaction, on the date that the definitive agreement for such Permitted Acquisition is entered into).

“Acquired Product” means any Product and/or related Intellectual Property acquired or licensed by a Loan Party or any Subsidiary from a Third Party to facilitate the advertisement, design, development, importing, manufacturing, marketing, offering for sale, promotion, sale, testing, use, distribution or supply of such Product by a Loan Party or a Subsidiary.

“Acquisition” means the purchase, inbound license or other acquisition, or option to purchase, license or otherwise acquire, whether through a single transaction or a series of related transactions, of (a) a majority of the Equity Interests, whether by purchase of such Equity Interests or upon the exercise of an option or warrant for, or conversion of securities into, such Equity Interests, of another Person, (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person, or (c) assets consisting of an Acquired Product, royalty rights or similar assets of such Person.

“Acquisition Consideration” means the sum of the cash purchase price for any Permitted Acquisition payable in respect of such Permitted Acquisition (and which, for the avoidance of doubt, but subject to the proviso in this definition, shall include purchase price adjustment, royalty, earnout, contingent payment, progress payments, milestone payments or other deferred payment of a similar nature) plus the aggregate amount of Indebtedness (of the type that are described in clauses (a) through (g) and (l) of the definition of “Indebtedness”) assumed on such date in connection with such Permitted Acquisition; provided that Acquisition Consideration shall not include any sales-based milestone payments or royalty payments to be made after the closing of any Permitted Acquisition and any future payment that is subject to a contingency shall only be considered Acquisition Consideration up to the amount of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries.

“Adjusted AUD Rate” means with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted AUD Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Agreement Currency” has the meaning assigned to such term in Section 9.21.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Alternative Currency” means Euros, Japanese Yen, Australian Dollars, Singapore Dollars, Pounds Sterling, Swiss Francs and any additional currency determined after the Effective Date by mutual agreement of the Borrower, Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the total amount of the Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitments hereunder.

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Percentage” means (a) with respect to any Lender, with respect to Revolving Loans or LC Exposure, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Lenders (if the Revolving Commitments have been terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in such calculation and (b) with respect to Section 9.03, with respect to any Lender, the percentage equal to a fraction the numerator of which is such Lender’s aggregate Credit Exposure and Unfunded Commitments and the denominator of which is the aggregate Credit Exposure and Unfunded Commitments of all Lenders.

“Applicable Pledge Percentage” means (i) 100% except as otherwise described in clause (ii), and (ii) 66%, in the case of a pledge by the Borrower or any Domestic Subsidiary (that is not an Excluded Subsidiary) of its voting Equity Interests in a Foreign Subsidiary treated as a CFC or a Domestic Foreign Holding Company.

“Applicable Rate” means (a) with respect to any ABR Loan, any Term Benchmark Loan or any RFR Loan, the lower of the applicable rates per annum set forth in clauses (x) and (y) below, in each case, under the caption “ABR Spread”, “Term Benchmark Spread” or “RFR Spread”, as the case may be, based upon the Secured Net Leverage Ratio and the Specified Ratings applicable on such date and (b) with respect to the Commitment Fee payable hereunder, the lower of the applicable rates per annum set forth in clauses (x) and (y) below, in each case, under the caption “Commitment Fee Rate”, based upon the Secured Net Leverage Ratio and the Specified Ratings applicable on such date:

(x) a percentage determined in accordance with the Secured Net Leverage Ratio, as set forth in the grid below:

Secured Net Leverage Ratio	ABR Spread	Term Benchmark Spread and RFR Spread	Commitment Fee Rate
Category 1 ≤ 1.50 to 1	0.25%	1.25%	0.15%
Category 2 > 1.50 to 1 but ≤ to 2.50 to 1	0.50%	1.50%	0.20%
Category 3 > 2.50 to 1	0.75%	1.75%	0.25%

For purposes of the foregoing clause (x):

(A) if at any time the Borrower fails to deliver Financials on or before the date the Financials are due pursuant to Section 5.01, Category 3 above shall be deemed applicable for the period commencing three Business Days after the required date of delivery and ending on the date which is three Business Days after such Financials are actually delivered, after which the applicable Category shall be determined in accordance with the table above. Adjustments, if any, to the Applicable Rate as a result of a change in the Secured Net Leverage Ratio shall be effective three Business Days after the Administrative Agent has received the applicable Financials (the “Leverage-Based Adjustment Date”) and shall remain in effect until the earlier of the next Leverage-Based Adjustment Date and the next Ratings-Based Adjustment Date; and

(B) if it is determined that the Financials upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such Financials had been accurate at the time they were delivered; provided that (i) any such additional amount shall be due and payable within thirty (30) calendar days after written notice by the Administrative Agent to the Borrower (which notice shall include a reasonably detailed calculation of such additional amount) and (ii) non-payment of any such additional amount shall not constitute a Default or Event of Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the applicable default rate set forth in Section 2.13(d)), at any time prior to the date that is thirty (30) calendar days after such written demand to the Borrower; and

(y) a percentage determined in accordance with the Specified Ratings, as set forth in the grid below:

Specified Ratings	ABR Spread	Term Benchmark Spread and RFR Spread	Commitment Fee Rate
Category 1 ≥ Baa1 from Moody’s and ≥ BBB+ from S&P	0.125%	1.125%	0.10%
Category 2 Baa2 from Moody’s and BBB from S&P	0.25%	1.25%	0.125%
Category 3 Baa3 from Moody’s and BBB- from S&P	0.375%	1.375%	0.15%
Category 4 Ba1 from Moody’s and BB+ from S&P	0.625%	1.625%	0.20%
Category 5 < Ba1 from Moody’s and < BB+ from S&P	0.75%	1.75%	0.25%

For purposes of the foregoing clause (y), in the event the Specified Rating assigned by Moody’s is not equivalent to the Specified Rating assigned by S&P, the Category corresponding to the higher of the two Specified Ratings shall be deemed applicable, unless the Specified Ratings are two or more levels apart, in which case the Category corresponding to the Specified Rating immediately below the higher of the two Specified Ratings shall be deemed applicable. In the event either Moody’s or S&P shall cease to assign a Specified Rating, then Category 5 above shall be deemed applicable with respect to the applicable rating agency for the period commencing three Business Days after such rating agency ceases to assign a Specified Rating. Adjustments, if any, to the Applicable Rate as a result of a change in any Specified Rating assigned by Moody’s and/or S&P shall become effective three Business Days after the date of announcement or publication by the Borrower or either rating agency of any change in the Specified Ratings or, in the absence of such announcement or publication, three Business Days after the effective date of such change in the Specified Ratings (the “Ratings-Based Adjustment Date”);

Notwithstanding the foregoing, the Applicable Rate shall be based on Category 1 of the table set forth in clause (x) above until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s second full fiscal quarter ending after the Effective Date.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Borrower Portal” has the meaning assigned to such term in Section 8.10(a).

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arrangers” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Goldman Sachs Bank USA and Wells Fargo Bank, National Association, each in its capacity as a joint bookrunner, joint lead arranger and co-syndication agent hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“AUD Rate” means with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate on the day of the commencement of such Interest Period.

“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the date that is two Business Days prior to the first day of such Interest Period.

“Australian Dollars” or the sign “AU$” means the lawful currency of the Commonwealth of Australia.

“Available Amount” means, as of any date of determination, an amount not less than zero, equal to:

(a) the aggregate amount of Net Proceeds received by the Borrower from or in exchange for the issuance of Equity Interests of the Borrower (other than Disqualified Equity) after the Effective Date and on or prior to such date, to the extent not otherwise applied pursuant to Section 6.05(z); plus

(b) 50% of the Consolidated Net Income (which shall not be less than zero in any period) for the period from the first day of the fiscal quarter of the Borrower during which the Effective Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to such date; minus

(c) the aggregate amount of any Investments, Restricted Payments and Restricted Debt Payments, in each case, utilizing the Available Amount on or after the Effective Date and on or prior to such date.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Cash Management Bank: (a) credit or debit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) in the case of any Loan denominated in Dollars, Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent reasonably decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Neurocrine Biosciences, Inc., a Delaware corporation.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Borrowing” means (a) a Revolving Loan or (b) an Incremental Term Loan, in each case, of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (b) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (c) in relation to Loans denominated in Australian Dollars and in relation to the calculation or computation of BBSY, any day (other than a Saturday or a Sunday) on which banks are open for business in Australia, (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is a RFR Business Day and (e) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means, subject to Section 1.04(a), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries:

(a) (i) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two (2) years from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof and (ii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or political subdivision or taxing authority thereof that is rated AAA by S&P and Aaa by Moody’s maturing within two (2) years from the date of acquisition thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than two years from the date of acquisition thereof;

(c) commercial paper issued by a corporation or other Person rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P or Fitch (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within two years from the date of acquisition thereof;

(d) marketable short-term money market and similar highly liquid securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Administrative Agent (or any designated representative) and in each case maturing within two years from the date of acquisition thereof;

(e) solely with respect to Foreign Subsidiaries, investments of the type and maturities described in clauses (a) through (d) above, issued where relevant, by any commercial bank of recognized international standing chartered in the country where such Foreign Subsidiary is domiciled having unimpaired capital and surplus of at least $1,000,000,000, provided such country is a member of the Organization for Economic Cooperation and Development, and such bank maintains a short-term commercial paper rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(f) (i) Dollars, Euros, Pounds Sterling, Swiss Francs, Canadian dollars or any national currency of any member state of the European Union or (ii) any Alternative Currency or other foreign currency held by the Borrower or any of its Subsidiaries in the ordinary course of business;

(g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition;

(h) Investments made in accordance with the investment policy adopted by the Borrower’s board of directors (or committee thereof) as in effect on the date hereof, a copy of which has been furnished to the Administrative Agent, and as the same may be amended, supplemented or otherwise modified from time to time after the date hereof with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Cash Management Bank” means any Person that (a) is the Administrative Agent, a Lender or any of their respective Affiliates or (b) was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time the applicable Banking Services Agreement was entered into.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (a)(i) for any Loan denominated in (A) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (B) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (C) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, (D) Australian Dollars, a central bank rate as determined by the Administrative Agent in its reasonable discretion, (E) Singapore Dollars, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (F) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion, plus (ii) the Central Bank Rate Adjustment and (b) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period, (d) Australian Dollars, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion, (e) Singapore Dollars, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion and (f) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (ii) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date), directly or indirectly, of more than 35% of the then outstanding voting securities having ordinary voting power of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Incremental Term Loans. Additional Classes of Loans or Commitments may be established pursuant to Section 2.20, Section 2.22 or Section 2.23 (it being understood that each Extension Series shall be a separate Class).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” means Citizens Bank, N.A., DNB Bank ASA, New York Branch, Fifth Third Bank, National Association, PNC Bank, National Association, The Royal Bank of Canada, Truist Bank and U.S. Bank National Association, each in its capacity as a co-documentation agent hereunder.

“Collaboration Agreements” means research and development licensing agreements, collaboration agreements and development agreements, in each case relating to uncommercialized product candidates and entered into with a third party.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents to secure the Secured Obligations; provided that the Collateral shall exclude Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, if any, and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, (including intellectual property security agreements), pledge agreements, mortgages, deeds of trust, pledges, assignments or similar agreements, whether heretofore, now, or hereafter executed by the Borrower or any other Loan Party and delivered to the Administrative Agent to secure the Secured Obligations.

“Commitment” means the Revolving Commitments and Incremental Commitments, if any.

“Commitment Fee” has the meaning assigned to it in Section 2.12(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.03, including through an Approved Electronic Platform.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means with reference to any period, the cash interest expense (including cash rent or cash interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP), net of any cash interest income, and excluding the amortization of debt issuance costs and any interest expense actually “paid in kind” or accreted during such period. In the event that the Borrower or any Subsidiary shall have completed a Pro Forma Basis Transaction since the beginning of the relevant period, Consolidated Cash Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus,

(a) without duplication and to the extent (other than with respect to clauses (iv) and (xv) below) deducted in determining or otherwise reducing Consolidated Net Income for such period,

(i) consolidated interest charges, and, to the extent not reflected in such consolidated interest charges, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense or interest expense under Capital Lease Obligations that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of Synthetic Leases plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,

(ii) the provision for Federal, state, local and foreign income taxes,

(iii) depreciation and amortization expense,

(iv) pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (in each case, excluding revenue synergies) (net of the amount of actual amounts realized) reasonably quantifiable and factually supportable (in the good faith determination of Borrower) related to asset sales, Acquisitions (including the Specified Acquisition), Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions projected by the Borrower in good faith to result from actions that have been taken or initiated or with respect to which substantial steps have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 18 months (for the avoidance of doubt including in connection with any of the foregoing, actions taken, prior to the Effective Date) (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or initiated or expected in good faith to be taken, whether prior to or following the Effective Date); provided that the amounts under this clause (a)(iv) shall not exceed 20% of Consolidated EBITDA for any Reference Period as calculated after giving effect to all adjustments,

(v) (A) compensation paid to employees in the form of common stock and (B) any costs or expenses incurred by the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement,

(vi) transaction fees, costs and expenses (whether or not consummated), including in connection with Acquisitions (including the Specified Acquisition) and other Investments, Dispositions, the incurrence, issuance, refinancing or repurchase of Indebtedness or Equity Interests, and Restricted Payments, or any similar transaction,

(vii) (A) reorganization and restructuring charges, expenses, losses or reserves, including in connection with Acquisitions (including the Specified Acquisition) and other Investments, and (B) costs and expenses related to the closure, consolidation and integration of facilities, information technology infrastructure and legal entities, including employee integration or severance costs; provided that, in each case (A) and (B), the aggregate amount of charges, expenses, losses, reserves, costs and payments added back pursuant to this clause (a)(vii), together with amounts added back pursuant to clause (a)(xiii) below, shall not exceed 30% of Consolidated EBITDA for any Reference Period as calculated after giving effect to all adjustments,

(viii) fees, costs and other expenses incurred in connection with the Transactions,

(ix) the effects of adjustments pursuant to GAAP resulting from purchase accounting in relation to Investments not prohibited by this Agreement, or the amortization or write-off of any amounts thereof, net of taxes, in each case, which do not represent a cash item in such period or any future period,

(x) losses associated with the revaluation of earnouts, milestones or other similar contingent obligations incurred in connection with the Transaction or any other Investment not prohibited by this Agreement (including upfront, earnout or milestone payments),

(xi) Milestone Payments, Upfront Payments, Deferred Acquisition Consideration and other similar payments (in each case, other than ongoing royalty payments) made in connection with any Acquisition,

(xii) other expenses reducing Consolidated Net Income (including, without limitation, non-cash, share-based compensation reducing Consolidated Net Income in accordance with ASC 718) which do not represent a cash expense in such period or any future period or amortization of a prepaid cash expense that was paid in a prior period (in each case of or by the Borrower and its Subsidiaries for such Reference Period),

(xiii) extraordinary, unusual, non-recurring or one-time expenses, charges or losses; provided that the aggregate amount of cash expenses, charges or losses added back pursuant to this clause (a)(xiii), together with amounts added back pursuant to clause (a)(vii) above shall not exceed 30% of Consolidated EBITDA for any Reference Period (after giving effect to all adjustments),

(xiv) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, Disposition or any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party that constitutes Collateral, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one (1) year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next Reference Period),

(xv) proceeds of casualty insurance in respect of the Collateral and proceeds of business interruption insurance (in each case whether or not then received so long as the Borrower in good faith expects to receive such proceeds within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (a)(xv) (and if not so reimbursed within one (1) year, such amount shall be deducted from Consolidated EBITDA during the next Reference Period)),

(xvi) fees and settlement expenses (including fees of counsel) associated with disputes or litigation, including, but not limited to, patent infringement disputes or litigation personnel,

(xvii) acquired in process research and development expenses,

(xviii) (A) any unrealized losses in respect of currency exchange and/or hedging agreements and (B) any unrealized foreign currency transaction losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(xix) the amount of (i) any reasonable expenses paid on behalf of any member of the board of directors (or any other applicable governing body) of such person or reimbursable to such member of the board of directors (or any other applicable governing body) of such person and (ii) any reasonable indemnities or fees provided to any member of the board of directors (or any other applicable governing body) of such person,

(xx) unrealized mark-to-market losses on equity and securities investments,

(xxi) other adjustments consistent with Article 11 of Regulation S-X (other than “management adjustments” referred to therein),

(xxii) the cumulative effect of changes in accounting principles as a result of the adoption or modification of accounting policies during such period, and

(xxiii) costs, fees and expenses incurred in connection with obtaining credit ratings,

minus,

(b) to the extent included in or otherwise increasing Consolidated Net Income for such period,

(i) all non-cash gains increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Reference Period) (excluding the recognition of deferred revenue or any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period),

(ii) all interest income for such period (to the extent not netted in determining the amount for clause (a)(i) above),

(iii) all income Tax benefits for such period to the extent not netted in determining the amount for clause (a)(ii) above,

(iv) extraordinary, unusual, non-recurring or one-time gains for such period,

(v) Milestone Payments, Upfront Payments and Deferred Disposition Consideration and other similar payments (in each case, other than ongoing royalty payments) received in connection with any Disposition; and

(vi) unrealized mark-to-market gains on equity and securities investments.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Pro Forma Basis Transaction that is a Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have completed a Pro Forma Basis Transaction that is an Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Coverage Ratio” means the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)) of (a) Consolidated EBITDA for the most recently ended four fiscal quarter period to (b) Consolidated Cash Interest Expense, all calculated for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter and all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded (a) any income (or loss) of any Person other than the Borrower or a Subsidiary and (b) solely for purposes of calculating the Available Amount, the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived, but, in each case, any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Borrower or any Subsidiary thereof.

“Consolidated Secured Net Indebtedness” means, at any time of determination, Consolidated Total Net Indebtedness at such time that is secured by any asset of the Borrower or any of its Subsidiaries.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means, as of the date of any determination thereof, the sum, without duplication, of the (a) the aggregate Indebtedness of the type that are described in clauses (a), (b) and (h) (other than obligations under any automobile leases) of the definition of “Indebtedness” of the Borrower and its Subsidiaries, calculated on a consolidated basis as of such date in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries relating to letters of credit (but only to the extent drawn and not reimbursed or cash collateralized), and (c) Indebtedness of the type referred to in clauses (a), or (b) hereof of another Person guaranteed by the Borrower or any of its Subsidiaries up to the specified amount for which repayment is guaranteed, if any.

“Consolidated Total Net Indebtedness” means, at any time of determination, the excess, if any, of (i) Consolidated Total Indebtedness over (ii) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries in excess of $500,000,000, in each case as of such time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Holiday Period” means the period of four consecutive fiscal quarters commencing on the first day of the fiscal quarter in which the consummation of a Covenant Holiday Transaction occurs; provided that, if applicable, the two Covenant Holiday Periods shall be separated by a period of at least two full fiscal quarters during which no Covenant Holiday Period is in effect.

“Covenant Holiday Transaction” means a Permitted Acquisition or other similar Investment is consummated in respect of which (a) the Borrower or any Subsidiary incurs Indebtedness of $150,000,000 or more and (b) the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer designating such Permitted Acquisition or other similar Investment as a “Covenant Holiday Transaction”; provided that in no event shall there be more than two Covenant Holiday Transactions.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.19.

“Credit Event” means a Borrowing, the issuance, amendment or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of such Lender’s Incremental Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, each Issuing Bank or any Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Swiss Francs, SARON for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day, (iii) Singapore Dollars, SORA for the day that is five RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (iv) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“DEA” means the Drug Enforcement Administration of the United States of America, and any successor agency thereof.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Loan Party or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deferred Acquisition Consideration” means any purchase price adjustments, earn-outs, Milestone Payments, purchase price holdbacks, contingent or other deferred payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Investment or other acquisition (including the acquisition of any Intellectual Property or license in respect thereof).

“Deferred Disposition Consideration” means any purchase price adjustments, earn-outs, Milestone Payments, purchase price holdbacks, contingent or other deferred payments of a similar nature (including any non-compete payments and consulting payments) received in connection with any Disposition (including the Disposition of any Intellectual Property or license in respect thereof).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Loan Parties and their Subsidiaries in connection with a Disposition pursuant to Section 6.04(j) that is designated as Designated Non-Cash Consideration by the Borrower, less the amount of cash and Cash Equivalents received in connection with a subsequent Disposition of such non-cash consideration.

“Designated Property” means that certain property identified on Schedule 6.05(gg).

“Designated Property Acquisition” means the acquisition by the Borrower or any other Loan Party of the Designated Property (whether directly or through the acquisition of any special purpose vehicle whose sole asset is the Designated Property and related assets).

“Designated Property Financing” means Indebtedness incurred to finance or assumed in connection with the acquisition of the Designated Property or secured by a Lien on the Designated Property prior to or within 180 days after the acquisition thereof, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness.

“Designated Property Sale and Leaseback” means a Sale and Leaseback Transaction with respect to the Designated Property that is (a) consummated by the Borrower or any Loan Party, (b) on an arm’s length basis and (c) for no less than the fair market value of the Designated Property at the time of such Sale and Leaseback Transaction, as determined by the Borrower in good faith.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interest that is not Disqualified Equity and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit (or the cash collateralization or backstopping thereof pursuant to arrangements reasonably satisfactory to the applicable Issuing Banks) and the termination or expiration of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit (or the cash collateralization or backstopping thereof pursuant to arrangements reasonably satisfactory to the applicable Issuing Banks) and the termination or expiration of the Commitments), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital (other than the payment of cash in lieu of redemption of fractional shares) or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the repayment in full of all the Loans and all other Obligations that are accrued and payable, and the termination or expiration of the Commitments), in the case of each of clauses (a) through (d), prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity solely because they may be required to be repurchased by the Borrower or any Subsidiary thereof in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (a) Persons that are specifically identified by the Borrower to the Administrative Agent in writing prior to the Effective Date, (b) any Person that is reasonably determined by the Borrower after the Effective Date to be a competitor of the Borrower or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three Business Days after delivery thereof to the Administrative Agent and the Lenders at […***…] (the “Notice Address”), (c) subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) any Person specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three Business Days after the later of (i) delivery thereof to the Administrative Agent at the Notice Address and (ii) the Administrative Agent’s consent and (d) in the case of the foregoing clauses (a), (b) and (c), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names and (y) are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any pending or prior assignment of or participation in an interest in the Loans or the Commitments to any pending Lender, pending Participant, Lender or Participant, as applicable (but solely with respect to such Loans or Commitments, as applicable), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) the Borrower’s failure to deliver such list (or supplement thereto) to the Administrative Agent at the Notice Address shall render such list (or supplement) not received and not effective and (iv) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time to the Administrative Agent at the Notice Address.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Foreign Holding Company” mean any Domestic Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of (a) one or more Foreign Subsidiaries that are CFCs or (b) one or more other Domestic Foreign Holding Companies.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, directives, orders, decrees, judgments, injunctions, written notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the environment or natural resources, the management, release or threatened release of any Hazardous Material or to the protection of human health and safety from the presence of Hazardous Materials.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities (including Permitted Convertible Debt) convertible into, or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice indicating an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate from a Multiemployer Plan of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Section 4245 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time on the applicable date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” and “€” mean the single currency of the Participating Member States.

“Events of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Accounts” shall have the meaning set forth in the Security Agreement.

“Excluded Assets” means: (1) any Excluded Real Property and all leasehold interests in real property, (2) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (3) assets in respect of which pledges and security interests (x) are prohibited or restricted by any law or regulation or any contractual obligation

(including any requirement to obtain the consent of any third party) (other than the Borrower or any Subsidiary), in each case other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law; provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets or (y) would require a governmental (including regulatory) consent, approval, license or authorization in order to provide the lien that is required on the Effective Date or at the time the relevant Subsidiary Guarantor becomes a Subsidiary Guarantor, (4) Equity Interests in any entity other than Wholly-Owned Subsidiaries to the extent pledges thereof are not permitted by such entity’s organizational or joint venture documents or any contractual obligation of such Person, to the extent such contractual obligation is permitted under the Loan Documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law), (5) assets subject to certificates of title, letter of credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) with an individual value of less than $15,000,000 and commercial tort claims with an individual value of less than $15,000,000, (6) any lease, license or other agreement or any property subject thereto or subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Subsidiary Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law) or any asset subject to Liens securing permitted acquired Indebtedness (limited to the acquired assets and to the extent a grant of a security interest therein is prohibited thereby or otherwise requires a consent); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (7) Excluded Accounts, (8) [reserved], (9) Equity Interests in Domestic Foreign Holding Companies and Foreign Subsidiaries that are CFCs, in each case, in excess of the Applicable Pledge Percentage; (10) accounts receivable and related assets transferred, pledged, factored, sold or purportedly transferred pursuant to, and in accordance with, a permitted receivables financing and any deposit account that is used to hold collections on any of such accounts receivable and related assets; (11) Equity Interests in any Subsidiary that is a captive insurance company, not-for-profit subsidiary, special purpose entity and any Subsidiary acquired pursuant to a permitted Acquisition whose pledge is restricted pursuant to permitted assumed Indebtedness with respect thereto; (12) Margin Stock; (13) any assets to the extent a security interest in such asset would result in material adverse Tax consequences as reasonably determined by the Borrower in good faith and (14) those assets as to which the cost, burden, difficulty or consequence of obtaining such a security interest or perfection thereof outweighs, or are excessive in relation to, the practical benefit to the Lenders of the security to be afforded thereby, as reasonably determined in good faith by the Borrower. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Real Property” means (a) any owned real property having a fair market value of $50,000,000 or less, as determined in good faith by the Borrower at the time of acquisition thereof, (b) any real property located outside of the United States, (c) any leasehold rights and interests in real property and (d) the Designated Property to the extent (i) subject to a Designated Property Financing and (ii) pledges of and security interests in the Designated Property are prohibited or restricted by the Designated Property Financing (including any requirement to obtain the consent of any party other than the Borrower and its Subsidiaries); provided that, immediately upon the ineffectiveness, lapse or termination of the Designated Property Financing or any such prohibition or consent requirement, the Designated Property shall automatically cease to constitute Excluded Real Property.

“Excluded Subsidiary” means (a) any Domestic Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Domestic Foreign Holding Company or a CFC, (c) any Domestic Subsidiary (i) that is prohibited or restricted from Guaranteeing the Secured Obligations by (A) any law or regulation or (B) any contractual obligation (including any requirement to obtain the consent of any third party (other than the Borrower or any Subsidiary)) that, in the case of this clause (B), exists on the Effective Date or at the time such Subsidiary becomes a Subsidiary and was not incurred in contemplation of its becoming a Subsidiary (including pursuant to assumed Indebtedness, so long as such Indebtedness is permitted to be assumed under this Agreement), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guarantee of the Secured Obligations that is required on the Effective Date or at the time such Subsidiary becomes a Subsidiary or (iii) where the provision of a Guarantee by such Subsidiary of the Secured Obligations would result in adverse Tax consequences to the Borrower and/or its direct or indirect Subsidiaries as determined in good faith by the Borrower in consultation with the Administrative Agent, (d) any Subsidiary that is a captive insurance company, a not-for-profit subsidiary or special purpose entity, (e) any Domestic Subsidiary that is not a direct or indirect wholly-owned Subsidiary of the Borrower and (f) those Domestic Subsidiaries as to which the Administrative Agent and the Borrower reasonably agree that the cost, burden, difficulty or consequence of obtaining a Guarantee of the Secured Obligations from such Subsidiary outweighs, or are excessive in relation to, the practical benefit to the Lenders of the Guarantee to be afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Exclusive License” means any license to develop and commercialize a drug or other product line of any Person with a term greater than 10 years and made on an exclusive basis.

“Existing Commitments” has the meaning assigned to such term in Section 2.23(a).

“Existing Letter of Credit” means any letter of credit that is issued by any Issuing Bank for the account of the Borrower or any Loan Party and, subject to compliance with the requirements set forth in Section 2.06 as to the maximum LC Exposure and expiration of Letters of Credit, is designated as an Existing Letter of Credit by written notice thereof by the Borrower and such Issuing Bank to the Administrative Agent (which notice shall contain a representation and warranty by the Borrower as of the date thereof that the conditions precedent set forth in Sections 4.02(a) and 4.02(b) shall be satisfied immediately after giving effect to such designation).

“Existing Loans” has the meaning assigned to such term in Section 2.23(a).

“Existing Revolving Tranche” has the meaning assigned to such term in Section 2.23(a).

“Existing Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Existing Term Tranche” has the meaning assigned to such term in Section 2.23(a).

“Existing Tranche” has the meaning assigned to such term in Section 2.23(a).

“Export Controls” means the Arms Export Control Act and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, the Export Control Reform Act of 2018 and Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, and any other U.S. or non-U.S. laws and regulations related to export controls and applicable to the Borrower.

“Extended Commitments” has the meaning assigned to such term in Section 2.23(a).

“Extended Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Tranche” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Tranche” has the meaning assigned to such term in Section 2.23(a).

“Extended Tranche” has the meaning assigned to such term in Section 2.23(a).

“Extending Lender” has the meaning assigned to such term in Section 2.23(c).

“Extension Amendment” has the meaning assigned to such term in Section 2.23(d).

“Extension Election” has the meaning assigned to such term in Section 2.23(c).

“Extension Request” has the meaning assigned to such term in Section 2.23(a).

“Extension Series” has the meaning assigned to such term in Section 2.23(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” means the U.K. Financial Conduct Authority.

“FDA” has the meaning assigned to such term in Section 3.07(b)(i)(A).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, managed Medicare, state Medicaid programs, managed Medicaid, state Medicaid waiver programs, state CHIP programs, TRICARE, “state health care programs” as defined in 42 U.S.C. §1320a-7(h), and similar federal, state or local health care programs or successor programs funded in whole or in part by a Governmental Authority.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Final Release Conditions” has the meaning assigned to such term in Section 9.14(c).

“Financial Covenants” means the covenants set forth in Section 6.13 of this Agreement.

“Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of the Borrower or any other Person designated as a “Financial Officer” by any of the foregoing officers in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Lien Intercreditor Agreement” means an intercreditor agreement with respect to any Liens on the Collateral that are intended to rank pari passu with the Liens securing the Obligations in a form reasonably satisfactory to the Administrative Agent (pursuant to Required Lenders Negative Consent) and the Borrower.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Loan Parties directly owns more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixed Incremental Amount” means, as of any date of determination, (a) the greater of (i) $1,000,000,000 and (ii) 100% of Consolidated EBITDA for the most recently ended Test Period less (b) the aggregate principal amount of Incremental Loans, Incremental Commitments and Incremental Equivalent Debt established prior to such date in reliance on the Fixed Incremental Amount and not subsequently reclassified as having been incurred in reliance on the Incremental Ratio Basket.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Alternate Base Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, Adjusted AUD Rate, each Daily Simple RFR Rate, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate, the Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted AUD Rate, each Daily Simple RFR Rate, the Japanese Prime Rate and the Central Bank Rate shall be 0.0% and the initial Floor for the Alternate Base Rate shall be 1.0%.

“Foreign Lender” means a Lender (or, if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Clinical Practices” means standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials promulgated by applicable Regulatory Authorities, including 21 C.F.R. Parts 11, 50, 54, 56 and 312.

“Good Laboratory Practices” means standards for conducting non-clinical laboratory studies promulgated by applicable Regulatory Authorities, including those set forth in 21 C.F.R. Part 58.

“Good Manufacturing Practices” means current good manufacturing practices promulgated by applicable Regulatory Authorities, including those set forth in 21 C.F.R. Parts 210 and 211, 600, 606, 610 and 820.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Borrower in good faith.

“Guaranty” means a Guaranty in substantially the form attached hereto as Exhibit B (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Health Care Laws” means: (a) all applicable local, state, federal and foreign health care laws, including but not limited to laws related to (i) health care fraud and abuse, including the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), the criminal false claims and false statements statutes (e.g., 42 U.S.C. § 1320a-7b(a), 18 U.S.C. §§ 286, 287, 1347, 1349, and 1001), the Stark law (42 U.S.C. § 1395nn), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Federal Health Care Program Overpayment Statute (42 U.S.C. § 1320a-7k(d)) and the exclusion authorities (42 U.S.C. § 1320a-7), (ii) the Medicare Secondary Payor Statute (42 U.S.C. § 1395y(b)), (iii) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a), (iv) health information privacy, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §§ 17921 et seq.), the U.S. Federal Trade Commission health breach notification rule, and state laws regulating health information privacy, security, and breaches, (v) the safety, efficacy, research, formulation, development, manufacture, ownership, testing, storage, transportation, distribution, supply, packaging, processing, use, distribution, marketing, labeling, promotion, advertising, holding, import or export, disposal or sale or offer for sale of any product, service, operation or activity of the Loan Parties, including, without limitation, the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Prescription Drug User Fee Act, and (vi) Good Manufacturing Practices, good distribution practices, Good Laboratory Practices, Good Clinical Practices, and legally enforced or binding pharmaceutical industry guidelines; (b) applicable laws applicable to Federal Health Care Programs, including the Medicare statute (Title XVIII of the Social Security Act) and the Medicaid Statute (Title XIX of the Social Security Act), and laws applicable to claims for reimbursement submitted by the Loan Parties or their respective businesses to any third-party payor that is not a Federal Health Care Program; (c) licensure, quality, safety and accreditation requirements under applicable federal, state, local or foreign laws or regulations; (d) the Inflation Reduction Act; and (e) government pricing and price reporting laws, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8)

and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126), state laws creating prescription drug price affordability boards to review or attempt to cap drug pricing, and any successor government programs; (f) with respect to (a)-(e), any similar laws of any Governmental Authority (including any successor Governmental Authority that implements, enforces or otherwise has authority relating to such laws); (g) the regulations promulgated under, pursuant to, or that implement the laws in (a)-(f); and (h) any amendments to the laws and regulations in (a)-(g).

“Health Care Permits” has the meaning assigned to such term in Section 3.07(b)(iv).

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Incremental Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.20) and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto in accordance with Section 2.20.

“Incremental Cap” means:

(a) the Voluntary Prepayment Amount, plus

(b) the Fixed Incremental Amount; plus

(c) an additional amount so long as, in the case of this clause (c), on a pro forma basis after giving effect to the incurrence of the applicable Indebtedness and the application of the proceeds thereof and in the case of any revolving credit facility or delayed draw term loan facility, assuming a full drawing of such revolving credit facility or delayed draw term loan facility, as applicable, (i) if such Incremental Facility or Incremental Equivalent Debt is secured by Liens on Collateral that rank pari passu with the Liens securing the Obligations, the Secured Net Leverage Ratio does not exceed 3.00:1.00 and (ii) if such Incremental Equivalent Debt is (x) secured by Liens on Collateral that rank junior to the Liens securing the Obligations or (y) unsecured, the Borrower shall be in compliance (on a pro forma basis) with the Financial Covenants, in each case ((i) and (ii)), as of the last day of the most recently ended Test Period (this clause (c), the “Incremental Ratio Basket”), provided that (i) any Incremental Facility or Incremental Equivalent Debt may be incurred under one or more of clauses (a), (b) or (c) of this definition as selected by the Borrower in its sole discretion, (ii) if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred or implemented in reliance on the Incremental Ratio Basket and any other of clauses (a) and/or (b) of this definition in a single transaction or series of related transactions, (x) the permissibility of the portion of such Incremental Facility or Incremental Equivalent Debt that is incurred or implemented in reliance on the Incremental Ratio Basket will be determined without giving effect to (1) any portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented in reliance on clauses (a) and/or (b) of this definition and/or (2) any simultaneous or substantially concurrent incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, but giving full pro forma effect to the use of proceeds of the entire amount of the loans and commitments that will be incurred in reliance on each applicable provision of the Incremental Cap and the related transactions, and (y) thereafter, the permissibility of the portion of the Incremental Facility or Incremental Equivalent Debt to be incurred or implemented, as applicable, under clauses (a) and/or (b) of this definition will be determined, (iii) unless the Borrower elects otherwise, any Incremental Facility or Incremental Equivalent Debt will be deemed incurred first under the Incremental Ratio Basket to the extent permitted (and calculated prior to giving effect to any simultaneous or subsequent incurrence of any Indebtedness based on a basket or exception that is not based on a financial ratio, with any balance incurred under clauses (a) and/or (b) of this definition), and (iv) any portion of any Incremental Facility or Incremental Equivalent Debt incurred or implemented in reliance on clauses (a) and/or (b) of this definition will, unless the Borrower otherwise elects, automatically be reclassified from time to time after the incurrence or implementation of such Incremental Facility or Incremental Equivalent Debt as having been incurred in reliance on the Incremental Ratio Basket if the leverage ratio test under the Incremental Ratio Basket is satisfied on a pro forma basis at such time.

“Incremental Commitment” means an Incremental Revolving Commitment or a commitment to provide an Incremental Term Loan.

“Incremental Equivalent Debt” means Indebtedness of the Borrower or any other Loan Party in respect of one or more series of senior or subordinated notes or loans (or commitments in respect thereof); provided that (a) the aggregate principal amount of Incremental Equivalent Debt and any Incremental Facilities shall not exceed the Incremental Cap, (b) such Incremental Equivalent Debt shall (i) not be guaranteed by any Person which is not a Loan Party and (ii) if secured, shall not be secured by any assets other than the Collateral and shall be secured by any such Collateral solely on a pari passu or junior lien basis to the Liens on such Collateral securing the Obligations, (c) subject to Section 1.08, no Event of Default shall exist immediately prior to or after giving effect to such incurrence, (d) any amortization schedule applicable to any Incremental Equivalent Debt in the form of term loans shall be customary for similar term loans in light of then-prevailing market conditions at the time of incurrence thereof, (e) if such Incremental Equivalent Debt is (i) secured by Liens ranking pari passu with the Liens securing the Obligations, then such Incremental Equivalent Debt shall be subject to a First Lien Intercreditor Agreement or (ii) secured by Liens ranking junior to the Liens securing the Obligations, then such Incremental Equivalent Debt shall be subject to a Junior Lien Intercreditor Agreement, (f) except with respect to customary bridge financings that, subject to customary conditions (as determined by the Borrower in good faith), provide for an automatic extension of the maturity date thereof to a date that satisfies this clause (f), the final maturity date with respect to any Incremental Equivalent Debt shall be no earlier than the Maturity Date, (g) subject to clauses (d) and (f) above, the pricing, interest rates, rate floors, discounts, fees, optional prepayment or redemption premiums and amortization schedule applicable to any Incremental Equivalent Debt shall be determined by the borrower and the lenders thereunder, and (h) except as otherwise set forth in clauses (a) through (g) above, any Incremental Equivalent Debt shall be on terms and pursuant to documentation to be determined by the borrower and the lenders thereunder; provided that except to the extent permitted by clauses (d), (f) and (g) above, to the extent such terms are not consistent with the terms of the Revolving Loans, they shall be no more restrictive to the Borrower in any material respect (taken as a whole and as reasonably determined by the Borrower and taking into consideration the nature of such facility) than the terms of the Revolving Loans (excluding (i) covenants or other provisions applicable only to periods after the Maturity Date or (ii) any more-restrictive terms or conditions, to the extent that such terms or conditions are also added for the benefit of the outstanding Loans and Revolving Commitments (provided, that notwithstanding anything to the contrary herein, such more-restrictive terms or conditions may be added for the benefit of the outstanding Loans and Revolving Commitments pursuant to an amendment entered into between the Administrative Agent and the Borrower; provided, further, that the Administrative Agent shall (and the Lenders hereby irrevocably authorize the Administrative Agent to) enter into any amendment to any Loan Document as may be necessary in order to add such more-restrictive terms upon the Borrower’s written request)).

“Incremental Facility” means an Incremental Revolving Facility and/or an Incremental Term Facility, as the context may require.

“Incremental Lender” has the meaning assigned to such term in Section 2.20(b).

“Incremental Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Ratio Basket” has the meaning assigned to such term in clause (c) of the definition of “Incremental Cap”.

“Incremental Revolving Commitments” means the revolving commitments in respect of any Incremental Revolving Facility.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.20(a).“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) [reserved], (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) accounts payable in the ordinary course of business, (y) any earn-out, deferred, royalty, milestone or similar obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and not paid within 10 Business Days of becoming due and payable or that is disputed in good faith and for which the Borrower or its Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP and (z) expenses accrued in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the Borrower’s good faith estimate), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under Sale and Leaseback Transactions and (l) all obligations of such Person in respect of Disqualified Equity. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by operation of law as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) obligations under Sale and Leaseback Transactions to the extent such obligations are not reflected as a liability on the consolidated balance sheet of the Borrower,

(iv) milestone payments, (v) obligations under any Swap Agreements, including any such obligations which is a forward equity commitment or confirmation or forward equity sale agreement, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, (vi) accruals for payroll and other similar employee liabilities accrued in the ordinary course of business or (vii) any obligations under a Receivables Purchase Transaction (to the extent such obligations are not or are not required to be shown as liabilities on the balance sheet of such Person in accordance with GAAP).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intellectual Property” means all right, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks (including the goodwill associated therewith), domain names, trade secrets, technology, know-how and processes, and all applications and registrations for any of the foregoing, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (c) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date.

“Interest Period” means (x) with respect to any Term Benchmark Borrowing, denominated in Dollars, Euros, Yen or Australian Dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability of the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request unless reinstated pursuant to Section 2.14(e). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to such term in Section 6.05.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Goldman Sachs Bank USA, Wells Fargo Bank, National Association and any other Revolving Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto, and, further, references herein to “the Issuing Bank” shall be deemed to refer to each of the Issuing Banks or the relevant Issuing Bank, as the context requires.

“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided, that for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“JPMorgan Parties” has the meaning assigned to such term in Section 9.20.

“Judgment Currency” has the meaning assigned to such term in Section 9.21.

“Junior Indebtedness” means, collectively, any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries that is (x) secured by a Lien on the Collateral that is junior in priority to the Lien on the Collateral securing the Secured Obligations or (y) Subordinated Indebtedness.

“Junior Indebtedness Documents” means any document, agreement or instrument evidencing or governing any Junior Indebtedness.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement with respect to any Liens on the Collateral that are intended to rank junior to the Liens securing the Obligations in a form reasonably satisfactory to the Administrative Agent (pursuant to Required Lenders Negative Consent) and the Borrower.

“Knowledge” or “knowledge” shall mean and refer to (i) the actual knowledge of a Responsible Officer of any Loan Party or (ii) the knowledge that such Responsible Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties. For the avoidance of doubt, “know”, “known” and “knew,” words, or phrases of similar import, relating to the knowledge or the awareness of any Loan Party used in this Agreement or any other Loan Document, shall have the respective correlative meaning thereto.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the applicable Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LCT Election” has the meaning assigned to such term in Section 1.08.

“LCT Test Date” has the meaning assigned to such term in Section 1.08.

“Legal Reservations” has the meaning set forth in Section 3.02.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a wholly-owned subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) any Existing Letter of Credit.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Letter of Credit Commitments” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Leverage-Based Adjustment Date” has the meaning assigned to such term in the definition of “Applicable Rate.”

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease constitute a Lien.

“Limited Conditionality Transaction” means (a) any Acquisition, similar Investment or Disposition, in each case permitted by this Agreement, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (b) any Restricted Payment permitted by this Agreement requiring irrevocable notice or declaration in advance of such Restricted Payment.

“Loan Documents” means this Agreement (including schedules and exhibits hereto), any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications, any Letter of Credit Agreement, the Collateral Documents, any Guaranty, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any fee letters and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders; provided that Loan Documents shall not include any Banking Services Agreement or Swap Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Loans and, if applicable, the Incremental Loans, Refinancing Loans and Extended Loans.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Acquisition” means any Acquisition for which the Borrower or any Subsidiary makes gross upfront cash payments representing purchase consideration in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any other Loan Documents or the rights or remedies (taken as a whole) of the Administrative Agent and the Lenders thereunder.

“Material Disposition” means any Disposition for which the Borrower or any Subsidiary receives gross upfront cash proceeds representing purchase consideration in excess of $100,000,000.

“Material Domestic Subsidiary” means each Domestic Subsidiary which, as of the most recently ended Test Period, (i) contributed greater than 5.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period or (ii) contributed greater than 5.0% of Consolidated Total Assets as of the last day of such period; provided that, if at any time the aggregate amount of total revenues or Consolidated Total Assets attributable to all Domestic Subsidiaries that are not Material Domestic Subsidiaries exceeds 10.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Test Period or 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, the Borrower shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.

“Material Foreign Subsidiary” means each Foreign Subsidiary which, as of the most recently ended Test Period, (a) contributed greater than 5.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis for such period or (b) contributed greater than 5.0% of Consolidated Total Assets as of the last day of such period; provided that, if at any time the aggregate amount of total revenues or Consolidated Total Assets attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries exceeds 10.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Test Period or 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period, the Borrower shall designate sufficient Foreign Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and any intercompany Indebtedness solely between or among the Borrower and its Subsidiaries), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maturity Date” means the fifth anniversary of the Effective Date; provided, however, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Milestone Payments” means payments under contractual obligations, in each case, made in connection with any Permitted Acquisition or other Acquisition or option with respect thereto (including any license or the acquisition of any license) of any rights in respect of any drug, biologic or other pharmaceutical product (and any related property or assets) to sellers (or licensors) of the assets or Equity Interests acquired (or licensed) therein based on the achievement of specified development, commercial, regulatory, revenue, profit or other performance targets (financial or otherwise).

“MIRE Event” means if there is any Mortgaged Property at such time, any increase, extension or renewal of any of the Commitments or Loans (including any Incremental Facilities, but excluding (i) any continuation or conversion of Borrowings, (ii) the making of any Revolving Loan or (iii) the issuance, renewal or extension of any Letter of Credit).

“MIRE Notice Period” has the meaning assigned to such term in Section 5.09(e)(i).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgaged Property” means any real property that is the subject of a Mortgage pursuant to Section 5.09(b).

“Mortgage Instruments” means such (i) ALTA title insurance policies (with customary endorsements reasonably requested by the Administrative Agent, with the insured amount not to exceed the fair market value (as determined in good faith by Borrower), or such lesser amount reasonably acceptable to the Administrative Agent), (iii) commercially reasonable evidence of zoning compliance (or legal nonconforming use), or, at the Borrower’s election, a zoning endorsement to the applicable ALTA title insurance policy, (iv) evidence of property insurance (which shall be satisfied by delivery of a certificate of insurance and endorsement naming the Administrative Agent as lender’s loss payee and mortgagee), (v) flood certifications and, if required by applicable law, flood insurance (and, if applicable FEMA form acknowledgements of insurance), (vi) opinions of counsel to the Loan Party granting the Mortgage on the applicable real property regarding customary matters related to Mortgages, (vii) ALTA surveys or, at the Borrower’s election, such other surveys as are acceptable to the applicable title insurance company (with the parties agreeing that ZipMaps and updates to existing ALTA surveys and no change affidavits are acceptable) so long as it is sufficient for the title insurance company to remove the standard survey exception and issue the customary survey related endorsements, (viii) environmental assessments and reports (limited to Phase I environmental site assessments; provided that Phase II environmental assessments shall only be required if expressly recommended by the applicable Phase I environmental site assessment), and (ix) mortgage tax affidavits, owners affidavits, gap indemnities and declarations to the extent applicable in the relevant jurisdiction or required in connection with the Mortgages or ALTA title insurance policies; all of the foregoing being in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, and (without duplication) the fair market value of property received other than cash, (ii) in the case of a casualty, cash insurance proceeds and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar cash payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses and underwriting discounts and commissions paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty event or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans or Incremental Equivalent Debt (or Permitted Refinancing Indebtedness in respect of the foregoing)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred (or the year that cash proceeds in respect of such event are received, if later) or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Core Product” means, as of any date of determination, any Product of the Borrower or any of its Subsidiaries that generated less than $35,000,000 in revenue for the most recently ended Test Period.“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding LC Amount” has the meaning assigned to such term in Section 2.06(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Pari Passu Indebtedness” means Incremental Equivalent Debt secured by Liens on the Collateral that rank pari passu with the Liens securing the Obligations.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the USA PATRIOT Act of 2001.

“Payment” has the meaning assigned to such term in Section 8.06(c).

“Payment Notice” has the meaning assigned to such term in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means (a) any Acquisition (but excluding in any event a Hostile Acquisition) if, at the time of and immediately after giving effect thereto, (i) no Event of Default has occurred and is continuing or would arise immediately after giving effect thereto, (ii) the business of the Person whose Equity Interests are being acquired or the division or line of business being acquired or relating to the assets acquired would be permitted under Section 6.03(b), (iii) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken or will be taken within the periods permitted under Section 5.09, (iv) in the case of an Acquisition involving the Borrower, the Borrower is the surviving entity of any applicable merger and/or consolidation and in the case of an Acquisition involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving entity of any applicable merger and/or consolidation and (v) the aggregate Acquisition Consideration (other than any portion of such Acquisition made in reliance on Section 6.05(z)) paid in respect of any such Acquisition of a Person that does not become a Loan Party or of assets which are not owned by a Loan Party, when taken together with the aggregate Acquisition Consideration (other than any portion of such Acquisitions made in reliance on Section 6.05(z)) paid in respect of all other similar Acquisitions made in reliance on this clause (v), does not exceed the greater of $250,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period; provided that the foregoing cap shall not apply to any Permitted Acquisition in the event that the Acquired Loan Party Consolidated EBITDA Percentage with respect to such Permitted Acquisition is equal to or exceeds the lower of (1) 90% and (2) the percentage of Consolidated EBITDA attributable to the Loan Parties immediately prior to giving effect to such Permitted Acquisition) and (vii) the Borrower will be in pro forma compliance with the Financial Covenants and (b) the Specified Acquisition.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or such other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) that is (a) purchased or otherwise entered into by the Borrower or any Loan Party in connection with the issuance of any Permitted Convertible Debt, (b) settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower and (c) on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a registered offering or an offering under Rule 144A and/or Regulation S of the Securities Act) as reasonably determined by the Borrower; provided that, the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower or any Loan Party from the sale of any related Permitted Warrant Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium), does not exceed the amount of proceeds from the related issuance of Permitted Convertible Debt.

“Permitted Convertible Debt” means Indebtedness issued by the Borrower or any other Loan Party that is (1) convertible into, or exchangeable for, Equity Interests of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Equity Interests) and/or (2) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests); provided, that (i) such Permitted Convertible Debt shall be unsecured, (ii) such Permitted Convertible Debt is not guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, (iii) such Permitted Convertible Debt shall not include any financial maintenance covenants and shall only include covenants and defaults that are customary for public market convertible indebtedness (pursuant to a registered offering or an offering under Rule 144A and/or Regulation S of the Securities Act), as determined by the Borrower in its good faith judgment and (iv) such Permitted Convertible Debt shall not mature, and is otherwise not subject to any mandatory prepayment, redemption, defeasance, scheduled amortization or other scheduled payments of principal, in each case prior to the date that is 91 days after the Maturity Date (it being understood that no provision providing for acceleration upon an event of default or requiring (x) an offer to purchase such Permitted Convertible Debt as a result of a change of control, asset sale or other fundamental change or (y) the applicable obligor to settle conversions or exchanges of such Permitted Convertible Debt prior to maturity shall violate the foregoing restriction).

“Permitted Encumbrances” means:

(a) Liens for Taxes and special assessments (including community facilities district assessments, local improvement district assessments, and similar governmental or quasi-governmental charges assessed against real property) that are not yet due or that are being contested in compliance with Section 5.04, and Liens for unpaid utility charges;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction contractors’, airports’, navigation authority’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws, to secure liability to insurance carriers under insurance of self-insurance arrangements or regulations or employment laws or to secure other public, statutory or regulatory regulations;

(d) pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customer deposit and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature, in each case in the ordinary course of business, and Liens to secure letters of credit or bank guarantees supporting any of the foregoing;

(e) (i) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k), (ii) Liens securing appeal or surety bonds related to such judgments and (iii) and notices of lis pendens or similar notices and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any affected Subsidiary has set aside on its books adequate reserves in accordance with GAAP;

(f) easements, zoning restrictions, rights-of-way, rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservations of rights or zoning, building codes and similar restrictions, charges or encumbrances on real property now existing, imposed by law or arising in the ordinary course of business that do not secure substantial monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(g) leases, licenses and sublicenses, or subleases granted (i) to others in the ordinary course of business and not adversely interfering in any material respect with the business of the Borrower and its Subsidiaries as conducted at the time granted, taken as a whole or (ii) between or among any of the Loan Parties or any of their Subsidiaries;

(h) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(i) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(l) any interest or title of a landlord, lessor or sublessor under any lease of real estate or any Lien affecting solely the interest of the landlord, lessor or sublessor;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(n) any interest or title of a licensor under any license or sublicense entered into by the Borrower or any Subsidiary as a licensee or sublicensee (i) existing on the Effective Date or (ii) in the ordinary course of its business;

(o) with respect to any real property, title defects or irregularities, reservations or exceptions in any prior deeds or recorded conveyances, survey exceptions, and matters listed as exceptions in a title policy insuring a Mortgage in favor of the Administrative Agent that do not, individually or in the aggregate, materially impair the use of such real property for its intended purpose or secure a substantial monetary obligation; and

(p) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than clauses (d), (e) and (i)).

“Permitted IP License” has the meaning assigned to such term in Section 6.04(m).

“Permitted Refinancing Amount” means, with respect to any Indebtedness being Refinanced, an amount equal to (a) any accrued and unpaid interest on such Refinanced Indebtedness, plus (b) the amount of any reasonable tender or redemption premium paid thereof or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Indebtedness, plus (c) any reasonable costs, fees and expenses incurred in connection with the issuance of the Permitted Refinancing Indebtedness and the Refinancing of such Refinanced Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) such Indebtedness shall constitute Permitted Refinancing Indebtedness only to the extent the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the Permitted Refinancing Amount), (b) with respect to Permitted Refinancing Indebtedness in respect of Incremental Equivalent Debt or Permitted Convertible Debt, (i) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is not shorter than the remaining Weighted Average Life To Maturity of the Indebtedness being Refinanced and (ii) the maturity of such Permitted Refinancing Indebtedness is not earlier than the Maturity Date (or, if earlier, the stated maturity of the Indebtedness being Refinanced), (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations or any Guarantees thereof, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations or such Guarantees on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced as determined by the Administrative Agent and the Borrower in their good faith judgment, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (i) Indebtedness (a) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party and (b) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party, in each case to the extent then permitted under Article VI; and (ii) other guarantees and security may be added to the extent then permitted under Article VI) and (e) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral would have secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced, as determined in good faith by the Borrower and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower, in a form reasonably satisfactory to the Administrative Agent, certifying that the applicable requirements set forth in this clause (e) have been satisfied with respect to such Indebtedness, or on terms otherwise then permitted under Section 6.01).

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower or any other Loan Party, substantially concurrently with any purchase by the Borrower or such other Loan Party of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower, cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary which is a Material Foreign Subsidiary.

“Prescription Drug User Fee Act” means the FDA User Fee Reauthorization Act of 2022, which reauthorized the Prescription Drug User Fee Act and the prescription drug user fee rate notices published in the Federal Register by the FDA announcing application fees for applications for the review of human drug and biological products.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Products” means any current or future product, drug, biologic, or medical device that is researched, formulated, designed, developed, tested, manufactured, owned, packaged, processed, used, held, labeled, stored, tested, commercialized, imported, exported, transported, distributed, supplied, licensed, promoted, marketed, advertised, disposed, sold or offered for sale by or on behalf of the Borrower and its Subsidiaries, including, without limitation, marketed products and products under development.

“Pro Forma Basis Transaction” means (i) any Material Acquisition and (ii) any Material Disposition.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.19.

“Ratings-Based Adjustment Date” has the meaning assigned to such term in the definition of “Applicable Rate.”

“Receivables Purchase Assets” means, in connection with a Receivables Purchase Transaction, (i) accounts receivable, notes receivables and/or other payment intangibles, (ii) interests therein and/or related assets or rights, including any collection accounts with respect thereto and (iii) the proceeds of any of the foregoing.

“Receivables Purchase Transaction” means an arrangement whereby the Borrower or any of its Subsidiaries (including a special purpose subsidiary) sells, on a non-recourse basis, except to the extent customary in a “true sale” arrangement, its accounts receivable in connection with the collection of such accounts receivable in the ordinary course of business.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Period” has the meaning assigned to such term in the definition of Consolidated EBITDA.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if such Benchmark is AUD Rate, 11:00 a.m. Sydney, Australia time two Business Days preceding the date of such setting, (5) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (6) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (7) if the RFR for such Benchmark is SORA, then five RFR Business Days prior to such setting, (8) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting or (9) if such Benchmark is none of the Term SOFR Rate, EURIBOR Rate, TIBOR Rate, AUD Rate, SONIA, SARON, SORA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Refinancing Lender” means a Refinancing Revolving Lender or a Refinancing Term Lender.

“Refinancing Loan” means a Refinancing Term Loan or a Refinancing Revolving Loan.

“Refinancing Revolving Commitments” has the meaning assigned to such term in Section 2.22(a).

“Refinancing Revolving Lender” has the meaning assigned to such term in Section 2.22(a).

“Refinancing Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Refinancing Term Lender” has the meaning assigned to such term in Section 2.22(a).

“Refinancing Term Loan Commitments” has the meaning assigned to such term in Section 2.22(a).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Authority” has the meaning assigned to such term in Section 3.07(b)(i).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, managers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Rate, (iii) with respect any Term Benchmark denominated in Australian Dollars, the AUD Rate or (ii) with respect to any RFR Borrowing denominated in Sterling, Swiss Francs, Dollars or Singapore Dollars, the applicable Daily Simple RFR, in each case, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, or (iv) with respect to any Term Benchmark Borrowing denominated in Australian dollars, the AUD Screen Rate, as applicable.

“Required Lenders” means, subject to Section 2.21, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.02 or the Revolving Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the total Credit Exposures plus Unfunded Commitments at such time; and (b) for all purposes after the Loans become due and payable pursuant to Section 7.02 or the Revolving Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time; provided that, in the case of clauses (a) and (b) above, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is a Defaulting Lender shall be disregarded, together with its Credit Exposures and Unfunded Commitments.

“Required Lenders Negative Consent” means, with respect to any instrument, agreement, term or condition provided for in this Agreement or any other Loan Document, that such instruction, agreement, term or condition has been presented to the Lenders by the Administrative Agent and the same has not been objected to in writing by the Required Lenders within five (5) Business Days following the Administrative Agent’s delivery of notice thereof. Following such five (5) Business Days period without objection by the Required Lenders, the Administrative Agent and the applicable Loan Parties shall be permitted to enter into, execute and deliver such instrument or agreement, and/or such term or condition shall be deemed satisfied, in each case under this Agreement and the other Loan Documents.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, a Financial Officer or other executive officer of the Borrower.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.10(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary; provided, that the issuance of, purchase of, entry into (including any payments of premiums in connection therewith), performance of obligations under, making of payments under, and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of

(whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower or, following a merger event or other change of the common stock of the Borrower, other securities or property) any Permitted Convertible Debt (subject to compliance with Section 6.10(a)), any Permitted Warrant Transactions or any Permitted Bond Hedge Transactions, or the satisfaction of any condition that would permit or require any of the foregoing, including (without limitation) any payment or delivery in connection with a Permitted Warrant Transaction or Permitted Bond Hedge Transaction, in each case, shall not constitute a Restricted Payment by the Borrower.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Borrowing” means Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01A opposite such Lender’s name under the heading “Revolving Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increase from time to time pursuant to Section 2.20 and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Revolving Credit Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Revolving Commitments on the Effective Date is $1,000,000,000.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON, (c) Singapore Dollars, SORA and (d) Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) Dollars, a U.S. Government Securities Business Day and (d) Singapore dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Singapore are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the applicable Daily Simple RFR.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, Kherson, so-called Luhansk People’s Republic, and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50% or more owned or controlled, individually or in the aggregate, by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, or (e) His Majesty’s Treasury of the United Kingdom.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SEC” means the Securities and Exchange Commission of the United States of America or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Leverage Ratio” means the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), of (a) Consolidated Secured Net Indebtedness outstanding, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure, respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) the Swap Banks in respect of Swap Obligations and the Cash Management Banks in respect of Banking Services Obligations, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Similar Business” means (a) any business the majority of whose revenues are derived from the same or similar business or activities as are conducted by the Borrower and its Subsidiaries on the Effective Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (c) any business that in the Borrower’s good faith judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Subsidiaries.

“Singapore Dollar” or “SGD” means the lawful currency of Singapore.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the amount of the “present fair salable value” (as determined by in accordance with applicable federal and state laws governing determination of insolvency of debtors) of the assets of such Person (on a going concern basis) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person (on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured in the ordinary course of business, (c) such Person will be able to pay its debts as they mature in the ordinary course of business and (d) such Person will not have, as of such date of determination, an unreasonably small amount of capital with which to conduct its business. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SORA” means a rate equal to the Singapore Overnight Rate Average as administered by the SORA Administrator.

“SORA Administrator” means the Monetary Authority of Singapore (or any successor administrator of the Singapore Overnight Rate Average).

“SORA Administrator’s Website” means the Monetary Authority of Singapore’s website, currently at https://eservices.mas.gov.sg, or any successor source for the Singapore Overnight Rate Average identified as such by the SORA Administrator from time to time.

“Specified Acquisition” means the acquisition by the Borrower of Soleno Therapeutics, Inc., as contemplated by the Specified Acquisition Agreement.

“Specified Acquisition Agreement” means the Agreement and Plan of Merger, dated as of April 5, 2026, by and among Neurocrine Biosciences, Inc., Sigma Merger Sub, Inc. and Soleno Therapeutics, Inc., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to any Swap Bank under any Swap Agreement or to any Cash Management Bank under any Banking Services Agreement; provided that the definition of “Specified Ancillary Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Specified Event of Default” means an Event of Default arising under any of Section 7.01(a), 7.01(b), 7.01(h), 7.01(i) or 7.01(j).

“Specified Ratings” means the corporate credit rating assigned by Moody’s and the corporate issuer rating assigned by S&P, in each case, with respect to the Borrower.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, Adjusted TIBOR Rate or Adjusted AUD Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is contractually subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Material Domestic Subsidiary that is a party to the Guaranty. The Subsidiary Guarantors on the Effective Date (if any) are identified as such in Schedule 3.01 hereto.

“Supported QFC” has the meaning assigned to such term in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement. Notwithstanding anything to the contrary in the foregoing, neither any Permitted Bond Hedge Transaction nor any Permitted Warrant Transaction shall be a Swap Agreement.

“Swap Bank” means any Person that (a) is the Administrative Agent, a Lender or any of their respective Affiliates or (b) was the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time the applicable Swap Agreement was entered into.

“Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Swap Bank, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swiss Franc” or “CHF” mean the lawful currency of Switzerland.

“Synthetic Lease” means at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate (unless such Loan or Borrowing is an ABR Loan or ABR Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of Alternate Base Rate), the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted AUD Rate.

“Term Loans” means any Incremental Term Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of any date, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent financial statements referred to in Section 3.04(a)).

“Third Party” means any Person other than the Borrower or any of its Subsidiaries.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time on the applicable date of determination.

“Total Net Leverage Ratio” means the ratio, determined as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of the first financial statements pursuant to Section 5.01(a) or 5.01(b), the last day of the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), of (a) Consolidated Total Net Indebtedness outstanding, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans at such time and (b) the total LC Exposure at such time.

“Trade Date” has the meaning assigned to such term in Section 9.04(e)(i).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Adjusted EURIBOR Rate, Adjusted TIBOR Rate, the Adjusted AUD Rate, the Alternate Base Rate or the Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitments of such Lender less its Revolving Credit Exposure.

“United States” or “U.S.” means the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; (iii) inchoate indemnity obligations; or (iv) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Upfront Payments” means any upfront or similar payments made in connection with any drug, biologic or pharmaceutical product research and development or Collaboration Agreements or the closing of any Investment or other acquisition (including any license or the acquisition of any license) of any rights in respect of any drug, biologic or other pharmaceutical product (and any related property or assets).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voluntary Prepayment Amount” means as of any date, an amount equal to (a) the sum of the aggregate principal amount of all optional prepayments of Loans and Pari Passu Indebtedness made after the Effective Date (excluding (i) prepayments made with the proceeds of long-term Indebtedness (other than extensions of credit under any revolving credit or similar facility and intercompany Indebtedness) and (ii) prepayments of any revolving loans unless accompanied by a corresponding permanent reduction in the commitments thereunder) less (b) the aggregate principal amount of Incremental Loans, Incremental Commitments and Incremental Equivalent Debt established prior to such date in reliance on the Voluntary Prepayment Amount and not subsequently reclassified as having been incurred in reliance on the Incremental Ratio Basket.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” means a Subsidiary with respect to which 100% of the issued and outstanding Equity Interests are owned directly or indirectly by the Borrower (other than (i) directors’ qualifying shares; (ii) shares issued to foreign nationals to the extent required by applicable law; and (iii) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Borrower (directly or indirectly)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”.

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Section 1.04(a)

or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith, except that, at the Borrower’s option, financial statements delivered under this Agreement, including pursuant to Section 5.01, may be prepared in accordance with GAAP (including giving effect to FAS 842) as in effect at the time of such delivery.

(b) All pro forma computations contemplated hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act; provided that pro forma calculations shall not include any cost savings (other than cost savings and cost synergies permitted to be included in the determination of Consolidated EBITDA pursuant to clause (a)(iv) of the definition thereof (subject to the caps set forth in such definition)) or revenue synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

Section 1.05 Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Leverage Ratios.

(a) Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, (i) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (ii) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (any such amounts, including baskets determined by reference to Consolidated EBITDA, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(c) If any delayed draw term loan Indebtedness is incurred in reliance on a provision of any Loan Document that requires compliance with a Secured Net Leverage Ratio or Total Net Leverage Ratio incurrence test, such applicable leverage ratio shall be calculated assuming the full amount of such Indebtedness has been drawn on the date of testing thereof, and with respect to any subsequent calculation of the Secured Net Leverage Ratio or the Total Net Leverage Ratio for purposes of incurrence of any other Indebtedness (but not, for the avoidance of doubt, for purposes of testing the Financial Covenants other than in connection with any such incurrence), such delayed draw term loan Indebtedness shall be deemed drawn until the earlier of (i) the full drawing thereof and (ii) the date of termination of any remaining unused commitments in respect thereof.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08 Limited Conditionality Transactions. As it relates to any action being taken solely in connection with a Limited Conditionality Transaction (other than any extension of credit under the Revolving Facility), for purposes of:

(a) determining compliance with any provision of this Agreement (other than Section 6.13 itself, but including any other provision of this Agreement that references compliance with Section 6.13) which requires the calculation of the Total Net Leverage Ratio, Secured Net Leverage Ratio or Consolidated Interest Coverage Ratio,

(b) determining compliance with representations and warranties, Defaults or Events of Default (other than in the case of any determination under Section 4.02 with respect to the obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Borrowing, or of the Issuing Banks to issue, amend or extend any Letter of Credit); or

(c) testing availability under baskets or exceptions set forth in this Agreement (including, without limitation, baskets determined by reference to Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Conditionality Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements or irrevocable notice for or declaration of such Limited Conditionality Transaction are entered into or delivered, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Conditionality Transaction (and the other transactions to be entered into in connection therewith), the Borrower or any of its Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test (including compliance with representations, warranties, Defaults and Events of Default) or basket shall be deemed to have been complied with; provided that, with respect to clause (b) of this Section 1.08, to the extent the relevant action requires no Default or Event of Default (as applicable) to have occurred, no Default or Event of Default (as applicable) shall exist and be continuing at the time of the LCT Test Date and no Specified Event of Default shall exist and be continuing immediately prior to or immediately after giving effect to such Limited Conditionality Transaction.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with, or any representation or warranty would be breached or any Default or Event of Default blocker would apply, as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Conditionality Transaction, or as a result of the occurrence of any Default or Event of Default or other event, in each case, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations, such representation and warranty shall be deemed to not have been breached, and such Default or Event of Default shall be deemed not to have occurred. If the Borrower has made an LCT Election for any Limited Conditionality Transaction, then in connection with any calculation of any ratio or test (other than that set forth in Section 6.13 itself, but including any other provision of this Agreement that references compliance with Section 6.13) with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, the making of Restricted Debt Payments, or mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Conditionality Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Conditionality Transaction is terminated or expires without consummation of such Limited Conditionality Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio or test shall be required to be satisfied on a pro forma basis assuming such Limited Conditionality Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.10 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar equivalent in such currency of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

ARTICLE II

THE CREDITS

Section 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans in Dollars or one or more Alternative Currencies to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (a) the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) the Dollar Equivalent of the Total Revolving Credit Exposure denominated in Alternative Currencies exceeding the Alternative Currency Sublimit or (c) the Dollar Equivalent Total Revolving Credit Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings in Dollars, entirely of ABR Loans or Term Benchmark Loans and (ii) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings or RFR Borrowings outstanding (or such greater number as may be agreed to by the Administrative Agent).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request signed by a Responsible Officer of the Borrower) (a) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing (provided, that the Borrowing Request for the Borrowing to be made on the Effective Date may be delivered one U.S. Government Securities Business Day prior to the Effective Date), (b) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Term Benchmark Borrowing denominated in Yen or Australian Dollars, not later than 12:00 p.m., New York City time, five Business Days before the date of the proposed Borrowing, (d) in the case of an RFR Borrowing denominated in Sterling, Swiss Francs or Singapore Dollars not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing or (e) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time on the date of the proposed Borrowing (or, in each case, such later date and time as the Administrative Agent may agree); provided that solely in the case of Borrowings requested after the Effective Date in connection with an Acquisition or similar Investment that constitutes a Limited Conditionality Transaction (and subject to payment of amounts required by Section 2.16), any notice of Borrowing may state that such notice is conditioned upon the consummation of such Acquisition or Investment, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not met; provided further that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the Agreed Currency and aggregate principal amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a RFR Borrowing;

(d) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03 a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate, the Japanese Prime Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate and the Japanese Prime Rate), 2.14(a) and 2.14(f), as applicable.

Section 2.04 Intentionally Omitted.

Section 2.05 Intentionally Omitted.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit denominated in Agreed Currencies or as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.06(c)), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the relevant Issuing Bank and using the relevant Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the amount of the LC Exposure shall not exceed $100,000,000, (ii) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time (such sum for any Issuing Bank at any time of determination, its “Outstanding LC Amount”) shall not exceed such Issuing Bank’s Letter of Credit Commitment (provided that, notwithstanding this clause (ii) but at all times subject to the immediately preceding clause (i) and the immediately succeeding clauses (iii), (iv) and (v), an Issuing Bank may, in its sole discretion, agree to issue, amend or extend a Letter of Credit if such issuance, amendment or extension would cause the Dollar Equivalent of such Issuing Bank’s Outstanding LC Amount to exceed its Letter of Credit Commitment), (iii) the Dollar Equivalent of the Total Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments, (iv) the Dollar Equivalent of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment and (v) the Dollar Equivalent of the Total Revolving Credit Exposure in all Alternative Currencies shall not exceed the Alternative Currency Sublimit. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in the immediately preceding clauses (i) through (v) shall not be satisfied. Notwithstanding the foregoing, in no event shall more than 20 Letters of Credit (or such number as may be agreed to by the Administrative Agent) be outstanding.

No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may contain customary automatic extension provisions agreed upon by the Borrower and the Issuing Bank that provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referenced in clause (ii) above), subject to a right on the part of the Issuing Bank to prevent any such extension from occurring by giving notice to the beneficiary in advance of any such extension, provided, further, that a Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank. For the avoidance of doubt, if the Maturity Date occurs prior to the expiration of any Letter of Credit as a result of the last proviso in the foregoing sentence, then upon the taking of actions described in such proviso with respect to such Letter of Credit, all participations in such Letter of Credit under the terminated Revolving Commitments shall terminate.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.

In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower has received notice of such LC Disbursement prior to 10:00 am, New York City time, on such date, or, if the Borrower has not received such notice prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower received such notice; provided that, (x) if such LC Disbursement is denominated in Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount of such LC Disbursement or (y) if such LC Disbursement is denominated in an Alternative Currency, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in Dollars in an amount equal to the Dollar Equivalent of such Alternative Currency, and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.06(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full in the applicable currency on the date on which such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant Section 2.06(e), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.06(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank. (A) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(B) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h), 7.01 (i) or 7.01(j). The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or Section 2.06(c), if any LC Exposure remains outstanding after the expiration date specified in Section 2.06(c), the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 103% of the amount of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, immediately after giving effect to such return, the Dollar Equivalent of the Total Revolving Credit Exposure would not exceed the aggregate Revolving Commitment, and no Event of Default shall have occurred and be continuing.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the relevant Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the relevant Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), (ii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iii) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Section 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by a Responsible Officer of the Borrower) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Notwithstanding any contrary provision herein, this Section 2.08 shall not be construed to permit the Borrower to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), a Term Benchmark Borrowing or an RFR Borrowing (in the case of Borrowings denominated in an Alternative Currency); and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c) a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate, the Japanese Prime Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate and the Japanese Prime Rate), 2.14(a) and 2.14(f), as applicable.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one month. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x)(A) each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing denominated in Dollars shall be converted to an ABR Borrowing immediately and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in an Alternative Currency shall bear interest at the Central Bank Rate (or in the case of Yen, the Japanese Prime Rate) for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Yen, the Japanese Prime Rate) for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (i) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (ii) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (i) above.

Section 2.09 Termination of Commitments. (a) Unless previously terminated, the Revolving Commitments of each Lender shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) the amount of the Dollar Equivalent of any Lender’s Revolving Credit Exposure would exceed its Revolving Commitment or (B) the Dollar Equivalent of the Total Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.09(b) at least three Business Days prior to the effective date of such termination or reduction (or such later date or time as the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions or events specified therein, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the applicable Lenders in accordance with their respective Revolving Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then-unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations (including, without limitation, the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement).

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit H. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an RFR Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment, (iii) in the case of a prepayment of a Term Benchmark Borrowing denominated in Euros or Yen, not later than 12:00 p.m. New York City time, three (3) Business Days before the date of prepayment, (iv) in the case of a prepayment of a Term Benchmark Borrowing denominated in Australian Dollars, not later than 12:00 p.m. New York City time, four (4) Business Days before the date of prepayment, (v) in the case of a prepayment of an RFR Borrowing denominated in Sterling, Swiss Francs or Singapore Dollars, not later than 11:00 a.m.,

New York City time, five (5) RFR Business Days before the date of prepayment and (vi) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment (in each case, or such later date and time as approved by the Administrative Agent). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment of the Loans may state that such notice is conditioned upon the effectiveness of other credit facilities (including, without limitation, credit facilities evidenced by a credit agreement or an indenture) or the consummation of any other transaction or event, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each voluntary prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans, and each mandatory prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) any break funding payments required by Section 2.16.

(b) If at any time the Dollar Equivalent of the Total Revolving Credit Exposure exceeds the aggregate Revolving Commitments, the Borrower shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of the Dollar Equivalent of the Total Revolving Credit Exposure to be less than or equal to the aggregate Revolving Commitments.

(c) If the Administrative Agent notifies the Borrower at any time that the aggregate amount of all Loans and LC Exposure denominated in Alternative Currencies at such time exceeds an amount equal to 103% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or cash collateralize Letters of Credit in accordance with Section 2.06(j), in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each applicable Lender in respect of such Lender’s Revolving Commitment, a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the 15th day following such last day and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, and to the Arrangers and Lenders, as applicable, the fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent from time to time.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances. All fees payable hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate or the Adjusted AUD Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans that are Revolving Loans as provided in Section 2.13(a).

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of the Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Credit Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest computed by reference to the Term SOFR Rate, Daily Simple SOFR (if applicable), the EURIBOR Rate and Daily Simple RFR with respect to Swiss Francs shall be computed on the basis of a year of 360 days. Interest computed by reference to Daily Simple RFR with respect to Sterling, Daily Simple RFR with respect to Singapore Dollars, the Japanese Prime Rate (if applicable), the TIBOR Rate, the AUD Rate or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). A determination of the applicable Alternate Base Rate, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, the Adjusted AUD Rate, the AUD Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted AUD Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the Adjusted AUD Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing denominated in Dollars so long as (A) adequate and reasonable means (as determined by the Administrative Agent) exist for ascertaining the Daily Simple RFR for Dollar Borrowings and (B) Daily Simple RFR for Dollar Borrowings will (as determined by the Administrative Agent) adequately and fairly reflect the cost to the Lenders of making or maintaining their Loans included in such Borrowing or (2) an ABR Borrowing if clauses (1)(A) and (1)(B) above are not satisfied and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as clauses (1)(A) and (1)(B) of the immediately preceding sentence are satisfied or (y) an ABR Loan if clauses (1)(A) and (1)(B) of the immediately preceding sentence are not satisfied and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right (in consultation with the Borrower) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, TIBOR Rate or AUD Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate, Adjusted TIBOR Rate or Adjusted AUD Rate, as applicable);

(ii) impose on any Lender or any Issuing Bank or the applicable interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(c) A certificate of a Lender or any Issuing Bank setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto, (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of anticipated profits). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate that would have been applicable to such Loan (but not the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts under this Section incurred more than 120 days prior to the date that such Lender notifies the Borrower of such amount and of such Lender’s intention to claim compensation therefor.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto, (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payments thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts under this Section incurred more than 120 days prior to the date that such Lender notifies the Borrower of such amount and of such Lender’s intention to claim compensation therefor.

Section 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. Without duplication of any obligation of Section 2.17(a) or (d), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders and Other Recipients.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B), (ii)(D) and (ii)(E) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W- 8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W- 8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10- percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) the Administrative Agent shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement, two (2) duly executed copies of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding Tax; and

(E) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18 Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Setoffs.

(a) (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time on the date when due or the date fixed for any prepayment hereunder and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the address separately provided to the Borrower, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) Except as otherwise expressly set forth in this Agreement or in any other Loan Document (including as expressly provided in Sections 2.12, 2.15, 2.16, 2.17, 2.19, 2.21, 2.23, 9.03 and 9.08), each Borrowing, each payment (other than prepayments) of principal of any Borrowing, each payment (other than prepayments) of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be applied to the amounts of such obligations owing to the Lenders of such Class, ratably in accordance with such Lenders’ respective Applicable Percentages. At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) [Reserved].

(d) If, except as expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest or (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the relevant Issuing Bank pursuant to the terms of this Agreement or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Banks, as the case may, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all documented and reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.20 Incremental Facilities.

(a) The Borrower may, at any time, on one or more occasions on or after the Effective Date pursuant to an Incremental Amendment (i) add one or more new Classes of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (any such new Class or increase, an “Incremental Term Facility” and any loan made pursuant to any Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the principal amount of the revolving commitments (an “Incremental Revolving Facility”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate principal amount not to exceed the Incremental Cap; provided that:

(i) no Incremental Facility may be in an amount that is less than $1,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii) except as the Borrower and any Lender may separately agree in writing, no Lender shall be obligated to provide any Incremental Commitment or Incremental Loan, and the determination to provide any Incremental Commitment or Incremental Loan shall be within the sole and absolute discretion of such Lender,

(iii) no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv) (x) except as set forth in clauses (i) through (iii) above and clauses (v) through (xiv) below, any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Term Facility; provided that except to the extent permitted by clauses (v), (vi) and (viii) below, to the extent such terms are not consistent with the terms of the Revolving Loans, they shall be no more restrictive to the

Borrower in any material respect (taken as a whole and as reasonably determined by the Borrower and taking into consideration the term loan nature of such facility) than the terms of the Revolving Loans (excluding (A) covenants or other provisions applicable only to periods after the Maturity Date or (B) any more-restrictive terms or conditions, to the extent that such terms or conditions are also added for the benefit of the outstanding Loans and Revolving Commitments (provided, that notwithstanding anything to the contrary herein, such more-restrictive terms or conditions may be added for the benefit of the outstanding Loans and Revolving Commitments pursuant to the applicable Incremental Amendment; provided, further, that the Administrative Agent shall (and the Lenders hereby irrevocably authorize the Administrative Agent to) include in such Incremental Amendment any amendments to any Loan Document as may be necessary in order to add such more-restrictive terms upon the Borrower’s written request); it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such terms or conditions, and they may be added by the Borrower and the lenders providing the relevant Incremental Term Facility) and (y) the terms and provisions of any Incremental Revolving Commitments shall be identical to the existing Revolving Commitments (excluding any more restrictive covenant, to the extent that such covenant is also added for the benefit of the outstanding Loans and Revolving Commitments; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant, and it may be added by the Borrower and the lenders providing the relevant Incremental Revolving Facility); provided, that the upfront and other similar fees with respect to any Incremental Revolving Commitments shall be determined by the Borrower and the applicable Lenders providing the Incremental Revolving Commitments and the applicable arrangement fees with respect to any Incremental Revolving Commitments shall be determined as permitted by clause (ix) below,

(v) subject to clauses (vi) and clause (viii) below, the pricing, interest rates, rate floors, discounts, fees, optional prepayment or redemption premiums and amortization schedule applicable to any to any Incremental Term Facility shall be determined by the Borrower and the lender or lenders providing such Incremental Term Facility,

(vi) except with respect to customary bridge financings that, subject to customary conditions (as determined by the Borrower in good faith), provide for an automatic extension of the maturity date thereof to a date that satisfies this clause (vi) or require such bridge loans to be converted into or exchanged for permanent financing with a maturity date that would satisfy this clause (vi), the final maturity date with respect to any Class of Incremental Term Loans shall be no earlier than the Maturity Date,

(vii) [reserved],

(viii) any amortization schedule applicable to any Incremental Term Facility shall be customary for similar term loans in light of then-prevailing market conditions at the time of incurrence thereof,

(ix) to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility,

(x) (A) each Incremental Facility shall be secured on a pari passu basis with the existing Loans and (B) no Incremental Facility may be (1) guaranteed by any Person which is not a Loan Party or (2) secured by any assets other than the Collateral,

(xi) (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility, (B) the Borrower shall be in compliance (on a pro forma basis and in the case of any Incremental Revolving Facility or Incremental Term Facility in the form of delayed draw term loans, assuming a full drawing of such Incremental Revolving Facility or Incremental Term Facility, as applicable) with the Financial Covenants as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) and (C) subject to Section 2.20(h), the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date such Incremental Facility becomes effective, with the same effect as though such representations and warranties had been made on and as of such date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period (in each case of clauses (A), (B) and (C), subject to Section 1.08 in the case of any Incremental Term Facility),

(xii) [reserved],

(xiii) the proceeds of any Incremental Facility may be used for working capital and/or purchase price adjustments and other general corporate purposes and any other use not prohibited by this Agreement, and

(xiv) on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08 or Section 2.13, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiv) may result in new Incremental Term Loans having an Interest Period (the duration of which may be less than one month) that begins during an Interest Period then applicable to outstanding Term Benchmark Loans of the relevant Class and which ends on the last day of such Interest Period.

(b) Incremental Commitments may be provided by any existing Lender, or by any other Person (any such other lender being called an “Incremental Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Issuing Banks) shall have a right to consent (such consent not to be unreasonably withheld or delayed) to the relevant Incremental Lender’s provision of Incremental Commitments if such consent would be required under Section 9.04 for an assignment of Loans to such Incremental Lender, mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Incremental Lender by way of assignment.

(c) Each Incremental Lender providing a portion of any Incremental Commitments shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitments, each Incremental Lender shall become a Lender for all purposes in connection with this Agreement.

(d) As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Incremental Lender, an Administrative Questionnaire and such other documents as it shall reasonably require from such Incremental Lender, (iii) the Administrative Agent, on behalf of the Incremental Lenders, or the Incremental Lenders, as applicable, shall have received the amount of any fees payable to the Incremental Lenders in respect of such Incremental Facility or Incremental Loans, (iv) subject to Section 2.20(h), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans) and (v) upon its request, the Administrative Agent shall be entitled to receive a certificate of the Borrower signed by a Financial Officer thereof (A) certifying and attaching a copy of the resolutions adopted by the governing body of the Borrower approving or consenting to such Incremental Facility or Incremental Loans and (B) to the extent applicable, certifying that the conditions set forth in clause (a)(xi) above have been satisfied.

(e) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.20:

(i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) participations hereunder in Letters of Credit shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.20); and

(ii) the existing Revolving Lenders shall assign Revolving Loans to certain other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 2.20); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (ii).

(f) On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by the Borrower, the Administrative Agent and the Issuing Banks.

(g) The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Amendment and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.20, including such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub- Classes, in each case on terms consistent with this Section 2.20, and such other amendments as are described in Section 9.02.

(h) Notwithstanding anything to the contrary in this Section 2.20 or in any other provision of any Loan Document, if the proceeds of any Incremental Term Facility are intended to be applied to finance a Limited Conditionality Transaction and the lenders providing such Incremental Term Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

(i) This Section 2.20 shall supersede any provision in Section 9.02 to the contrary.

Section 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitments, Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, further, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(d) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the relevant Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(d) or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.22 Refinancing Facilities.

(a) The Borrower may, on one or more occasions after the Effective Date, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new facility of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrower (“Refinancing Revolving Loans”) and acquire participations in Letters of Credit and (ii) one or more additional classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”); provided that each Refinancing Revolving Lender and each Refinancing Term Lender shall be an eligible assignee in accordance with Section 9.04 and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent and the Borrower (and, in respect of Refinancing Revolving Commitments, the Issuing Banks) (such approvals not to be unreasonably withheld or delayed).

(b) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, the Administrative Agent, each Refinancing Lender providing such Refinancing Commitments and, in the case of Refinancing Revolving Commitments, each Issuing Bank; provided that no Refinancing Commitments shall become effective unless (i) subject to Section 1.08, no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) subject to Section 1.08, on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects, if qualified by materiality), in each case on and as of such date (or to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects (or in all respects, if qualified by materiality) as of such date or for such period), (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iv) in the case of any Refinancing Term Loan Commitments, substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Loans of one or more Classes in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Loans and any reasonable fees, premium and expenses relating to such refinancing) and (v) in the case of any Refinancing Revolving Commitments, (x) such Refinancing Revolving Commitments shall refinance and replace in full the outstanding Revolving Commitments (and the Revolving Loans in respect of the Revolving Commitments then replaced shall be paid in full, together with all interest thereon and all other amounts accrued for the benefit of the Revolving Lenders whose Revolving Commitments are being refinanced and replaced) and (y) the aggregate amount of such Refinancing Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments so refinanced and replaced.

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof:

(i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” of Loans for all purposes hereof (provided that with the consent of the Administrative Agent, any Refinancing Term Loan Commitments and Refinancing Term Loans may be treated as a single “Class” with any then-outstanding existing Commitments in respect of Term Loans or Term Loans),

(ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class, provided that (A) such stated termination and maturity dates shall not be earlier than the maturity date applicable to the Revolving Commitments being so refinanced and replaced (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the maturity date applicable to the Class of Term Loans so refinanced (in the case of Refinancing Term Loan Commitments and Refinancing Term Loans) and (B) any Refinancing Term Loans shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Class of Term Loans so refinanced,

(iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans,

(iv) the interest rate or rates applicable to the Refinancing Commitments or Refinancing Loans of such Class,

(v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class,

(vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto, and in the case of any Refinancing Revolving Commitments, any upfront fees applicable thereto

(vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class,

(viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in mandatory prepayments on the same or a lesser basis as the Class of Term Loans so refinanced, but otherwise may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding any other Facility of Term Loans unless agreed by the Required Lenders in respect of such other Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class; and

(ix) the other terms and conditions of the Refinancing Commitments and Refinancing Loans, which other terms and conditions shall not be more favorable to the lenders providing such Indebtedness than those set forth in the Loan Documents are with respect to the existing Lenders in respect of the Indebtedness being refinanced, as determined by the Borrower in its good faith judgment (other than covenants or other provisions applicable only to periods after the Maturity Date in effect at the time of incurrence of such Refinancing Commitments and Refinancing Loans or to the extent that such covenants or other provisions are also added for the benefit of the outstanding Commitments and Loans; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant, or provision and it may be added by the Borrower and the lenders providing the relevant Refinancing Commitments and Refinancing Loans, as applicable).

(d) Except as the Borrower and any Lender may separately agree in writing, no Lender shall be obligated to provide any Refinancing Commitment or Refinancing Loan, and the determination to provide any Refinancing Commitment or Refinancing Loan shall be within the sole and absolute discretion of such Lender.

The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

Section 2.23 Extension of Term Loans and Revolving Commitments.

(a) Extension of Term Loans and Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Classes (including any Extended Term Loans) existing at the time of such request (each, an “Existing Term Tranche” and the Term Loans of such Class, the “Existing Term Loans”) and (ii) Revolving Commitments of one or more Classes (including any Extended Revolving Commitments) existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche”, and the Commitments of such Existing Tranche, the “Existing Commitments” and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal or scheduled termination date(s) of any commitments, as applicable, with respect to all or a portion of any principal or committed amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche”, as applicable, and each an “Extended Tranche”, and the Term Loans or Revolving Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments”, as applicable, and each an “Extended Commitment”, and any Revolving Loans made pursuant to Extended Revolving Commitments, “Extended Revolving Loans”, and together with Extended Term Loans, the “Extended Loans”). In order to establish any Extended Commitments or Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Tranche) (each, a “Extension Request”) setting forth the proposed terms of the Extended Commitments and/or Extended Loans to be established, which shall (x) be identical as offered to each Lender under such applicable Existing Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Tranche and (y) be identical to the Existing Commitments and Existing Loans under the Existing Tranche from which such Extended Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal of the Existing Loans of such Existing Tranche, to the extent provided in the applicable Extension Amendment; (ii) the effective yield with respect to the Extended Commitments and Extended Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the effective yield for the Commitments and Loans of such Existing Tranche, in each case, to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants or other provisions applicable only to periods after the latest maturity date in effect at the time of the Extension Amendment or to the extent that such covenants or other provisions are also added for the benefit of the outstanding Commitments and Loans; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant, or provision and it may be added by the Borrower and the lenders providing the Extended Commitments and/or Extended Loans; provided that (A) no Default shall have occurred and be continuing at the time an Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Commitments or Extended Loans of a given Extension Series be earlier than the maturity date of the Existing Tranche from which such Extended Commitments or Extended Loans are to be extended, (C) the weighted average life to maturity of any Extended Term Loans of a given Extension Series shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining weighted average life to maturity of the Existing Tranche from which such Extended Term Loans are to be extended, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, (E) all borrowings of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Revolving Commitments (and the termination of the non-extended Revolving Commitments) on the relevant maturity date, (F) all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant maturity date (unless the applicable Extension Amendment provides for lesser treatment of the Loans and/or Commitments of the Extending Lenders, (G) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between any Revolving Commitments of such Extension Series and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the maturity date relating to the non-extended Revolving Commitments has occurred (it being understood, however, that no reallocation of such exposure to extended Revolving Commitments shall occur on such termination date if (1) a Specified Event of Default exists at the time of such reallocation or (2) such reallocation would cause the Dollar Equivalent of the Revolving Credit Exposure of any Lender to exceed its Revolving Commitment), (H) the Revolving Credit Availability Period and the Maturity Date, as such term is used with reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank, and (v) at no time shall there be more than three Classes of Revolving Commitments hereunder, unless otherwise agreed by the Administrative Agent. Commencing with the maturity date of any Class of Revolving Commitments, the sublimit for Letters of Credit under such Class of Revolving Commitments that has not so then matured shall be as agreed between the Borrower, the Revolving Lenders in respect of such extended Revolving Commitments and the Issuing Banks in the relevant Extension Amendment; provided that if, on the maturity date of any series of Revolving Commitments, and after giving effect to any new sublimit for Letters of Credit under any series of Revolving Commitments that has not so then matured, the outstanding LC Exposure exceeds such sublimit, the Borrower shall provide cash collateral in an aggregate amount equal to 103% of such excess.

(b)Any Extended Commitments or Extended Loans amended pursuant to any Extension Request shall be designated a series (each, a “Extension Series”) of Extended Commitments or Extended Loans, as applicable, for all purposes of this Agreement; provided that any Extended Commitments or Extended Loans amended from an Existing Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Tranche.

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the Existing Tranche, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23. No Lender shall have any obligation to agree to have any of its Existing Commitments or Existing Loans of any Existing Tranche amended into Extended Commitments or Extended Loans, pursuant to any Extension Request. Any Lender holding an Existing Commitment or Existing Loan under an Existing Tranche (each, an “Extending Lender”) wishing to have all or a portion of its Existing Commitments or Existing Loans under the Existing Tranche subject to such Extension Request amended into Extended Commitments or Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Commitments or Existing Loans under the Existing Tranche which it has elected to request be amended into Extended Commitments or Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Existing Commitments or Existing Loans under the Existing Tranche in respect of which applicable Extending Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Commitments or Extended Loans requested to be extended pursuant to the Extension Request, Existing Commitments or Existing Loans subject to Extension Elections shall be amended to Extended Commitments or Extended Loans, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Existing Commitments or Existing Loans, included in each such Extension Election.

(d) Extension Amendment. Extended Commitments and Extended Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender, providing an Extended Commitment and/or Extended Loan thereunder, which shall be consistent with the provisions set forth in Section 2.23(a) above, (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Commitments or Extended Loans, are provided with the benefit of the applicable Loan Documents (provided any such reaffirmations and/or amendments may be provided within a time period after such effectiveness if agreed by the Administrative Agent in its reasonable discretion). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments or Extended Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.10 or 2.11 with respect to any Existing Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Existing Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable extension (with such amount to be applied ratably to reduce scheduled repayments of such Existing Term Loans required pursuant to Section 2.10 or 2.11), (iii) modify the prepayments set forth in Section 2.11 to reflect the existence of the Extended Loans and the application of prepayments (including prepayments occurring prior to the effective date of any Extension Amendment) with respect thereto, and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any extension in accordance with this Section 2.23 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof, the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.23.

(f) If the Dollar Equivalent of the Total Revolving Credit Exposure exceeds the aggregate Revolving Commitments as a result of the occurrence of the maturity date with respect to any Class of Revolving Commitments when an extended Class of Revolving Commitments remains outstanding, the Borrower shall prepay Revolving Loans (or if no such Loans are outstanding (after giving effect to any prepayment thereof), provide cash collateral in an amount equal to 103% of the excess amount) as may be required to eliminate such excess on such maturity date. The failure of the Borrower to comply with the prepayment and cash collateralization requirements of this Section 2.23(f) shall result in the extended Class of Revolving Commitments immediately terminating and the Loans in respect thereof (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents in respect thereof (including 103% cash collateral in respect of any outstanding LC Exposure) immediately becoming due and payable.

Section 2.24 MIRE Event. No MIRE Event may be closed until the date that is (A) if there is no Mortgaged Property located in a “special flood hazard area”, ten (10) Business Days or (B) if there is any such Mortgaged Property located in a “special flood hazard area”, thirty (30) days (in each case, the “MIRE Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (x) a completed flood hazard determination from a third party vendor; (y) if such real property is located in a “special flood hazard area”, (I) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (II) evidence of the receipt by the applicable Loan Parties of such notice; and (z) if required by Flood Insurance Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the MIRE Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers; Subsidiaries.

(a) Each of the Borrower and its Material Subsidiaries (i) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to carry on its business as now conducted and execute, deliver and perform its obligations under the Loan Documents to which it is a party and (ii) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent the concept is applicable in such jurisdiction, is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(b) Schedule 3.01 hereto identifies each Subsidiary as of the Effective Date, noting whether such Subsidiary is a Material Domestic Subsidiary or Material Foreign Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and its Subsidiaries and, if such percentage is not 100% (excluding (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law), a description of each class issued and outstanding.

(c) All of the outstanding shares of capital stock and other equity interests of each Subsidiary Guarantor and each other Subsidiary pledged to the Administrative Agent are validly issued and outstanding and, to the extent applicable, fully paid and, if applicable, nonassessable and, as of the Effective Date, all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or its Subsidiaries are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens, other than Liens permitted pursuant to Section 6.02.

Section 3.02 Authorization; Enforceability. The Transactions and Loan Documents to be entered into by each Loan Party are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing (clauses (i) through (iii), collectively, the “Legal Reservations”).

Section 3.03 Governmental Approvals; No Conflicts. (a) The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect and except for any filings, registrations, endorsements, notarizations, stampings and/or notifications necessary to perfect Liens created pursuant to the Loan Documents, (b) the Transactions will not violate in any material respect (i) the charter, by-laws, articles of association or other organizational documents of the Borrower or any of its Subsidiaries or (ii) any applicable material law or regulation or any material order of any Governmental Authority binding upon the Borrower or any of its Subsidiaries or its assets, (c) the Transactions will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, except, in the case of clauses (b)(ii) and (c), for any such violations, defaults or rights that would not reasonably be expected to result in a Material Adverse Effect, and (d) the Transactions will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created under the Loan Documents.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows, as of and for the fiscal year ended December 31, 2025 reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) With respect to the Borrower and its Subsidiaries, since December 31, 2025, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and such Subsidiaries, taken as a whole.

Section 3.05 Properties.

(a) Except for Liens permitted pursuant to Section 6.02, each of the Borrower and its Subsidiaries has good title to, or (to the knowledge of the Borrower or any Subsidiary) valid leasehold interests in, all its real and personal property (other than Intellectual Property, which is subject to Section 3.05(b)) material to its business, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or is licensed to use (subject to the knowledge qualified infringement representation in this Section 3.05(b)), all Intellectual Property material to its business. Except as could not reasonably be expected to have a Material Adverse Effect, the use of material Intellectual Property by the Borrower and its Subsidiaries, to any Loan Party’s knowledge, does not infringe upon the rights of any valid, enforceable patent or any other intellectual property rights of any other Person.

Section 3.06 Litigation, Environmental and Labor Matters.

(a) Except as described in Schedule 3.06 hereof, there are no actions, suits, proceedings or claims by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that, as of the Effective Date, involve this Agreement or the Transactions.

(b) Except with respect to matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

(c) (i) As of the Effective Date, there are no strikes, lockouts or material labor slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened and (ii) except as would not reasonably be expected to have a Material Adverse Effect, (A) there are no strikes, lockouts or material slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened, (B) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters and (C) material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary. As of the Effective Date, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound.

Section 3.07 Compliance with Laws and Agreements.

(a) General. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Healthcare and Regulatory Matters. Except, in each case, as may be disclosed on Schedule 3.07(b):

(i) (1) Except as would not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, to the knowledge of the Borrower, each of their respective employees and agents solely with respect to the exercise of each of their respective duties on behalf of the Borrower or its Subsidiaries are in compliance with all applicable Health Care Laws, and (2) neither the Borrower nor any of its Subsidiaries has received written notice of any pending or, to the knowledge of the Borrower or any Subsidiary, threatened claim, suit, proceeding, hearing, enforcement, audit, formal inquiry, qui tam action, appeal, professional disciplinary or regulatory proceedings, inspection, investigation, seizure, shutdown, field action, recall, untitled letter or warning letter, civil investigative demand, notice of suspension or cancellation of a drug establishment license, medical device establishment registration or other registration, permit, listing, license or clinical trial, U.S. Food and Drug Administration and any successor agency thereto (“FDA”) Form 483, clinical hold, arbitration or other similar correspondence or action from the DEA, the U.S. Department of Health and Human Services and any successor agency thereto, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Customs and Border Protection, and any successor agency to any of the above or any applicable Governmental Authority with jurisdiction over the safety, efficacy, research, design, development, manufacture, ownership, testing, storage, transportation, distribution, supply, packaging, processing, use, marketing, labeling, promotion, advertising, holding, import or export, disposal or sale or offer for sale of any product, service, operation or activity of the Loan Parties, including equivalent foreign and state Governmental Authorities (each a “Regulatory Authority”), alleging that any such service, operation or activity of the Borrower or any of its Subsidiaries, or any of such products, is in violation of any applicable Health Care Law or which, if resolved in a manner adverse to the Borrower or its Subsidiaries, would be reasonably likely to result in the imposition of any penalties under a Health Care Law, or restrict their ability to conduct their business as currently conducted in under Health Care Laws;

(ii) Except as would not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, none of the Borrower, its Subsidiaries, nor to the knowledge of the Borrower, any of their respective officers, directors, employees or agents with respect to the exercise of each of their respective duties on behalf of the Borrower or its Subsidiaries have engaged in any activities which are reasonably likely to result in civil penalties imposed on or mandatory or permissive exclusion or ineligibility, debarment, or suspension of the Borrower or any Subsidiary from participation in any Federal Health Care Program or similar program outside the United States, as applicable;

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, all products researched, formulated, designed, developed, manufactured, owned, tested, distributed, supplied, packaged, processed, used, held, stored, transported, sold, offered for sale, imported, exported, marketed, labeled, advertised, promoted or disposed by the Borrower or any of its Subsidiaries, as applicable, are being researched, formulated, designed, developed, manufactured, owned, tested, distributed, supplied, packaged, processed, held, stored, transported, sold, offered for sale, imported, exported, marketed, labeled, advertised, promoted or disposed in compliance with all applicable Health Care Laws; and

(iv) Except as would not reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries (1) the Borrower and each of its Subsidiaries possesses and is operating in compliance with, all licenses, franchises, permits, clearances, registrations, approvals, variances, exemptions, platform technology designations and other authorizations from Regulatory Authorities that are necessary under any applicable Health Care Law to conduct its business as currently conducted (collectively, the “Health Care Permits”), (2) all such Health Care Permits are in full force and effect, (3) to the Knowledge of the Borrower, each of the Subsidiaries has made all declarations and filings with the appropriate federal, state, local or foreign Governmental Authorities or Regulatory Authorities that are necessary for the Health Care Permits, and (4) no Subsidiary has received written notice of any revocation, material modification, suspension or termination of any Health Care Permit or to the knowledge of the Borrower, do facts or circumstances exist that would reasonably be expected to cause any such Health Care Permit to not be renewed in the ordinary course.

Section 3.08 Investment Company Status. Neither the Borrower nor any of the Subsidiary Guarantors is required to be registered as an “investment company” or a company “controlled” by a company required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all federal income Tax returns and all other Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of all federal income Taxes and all other Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. All written information and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature, furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, when taken as a whole and after giving effect to all supplements and updates thereto and when taken together with the Company’s public filings with the SEC, does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared (it being understood by the Administrative Agent and the Lenders that any such forecasts or projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

Section 3.12 Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

Section 3.13 No Default. No Default or Event of Default has occurred and is continuing.

Section 3.14 Intentionally Omitted.

Section 3.15 Solvency. The Borrower and its Subsidiaries taken as a whole are Solvent as of the Effective Date.

Section 3.16 Intentionally Omitted.

Section 3.17 Security Interest in Collateral. The Collateral Documents, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral covered thereby to the extent intended to be created thereby, except, as to enforcement, as may be limited by the Legal Reservations and (i) when the Collateral constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the Liens under the Collateral Documents will constitute a fully perfected security interest in all right, title and interest of the respective Loan Parties thereunder in such Collateral, prior and superior in right to any other Person, except for Liens permitted by Section 6.02 to be prior and superior or pari passu in right to the Liens under the Collateral Documents and (ii) when (x) financing statements (or their equivalent) in appropriate form are filed in the applicable filing offices and (y) intellectual property security agreements are filed in and recorded by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the security interest created under the Collateral Documents will constitute a fully perfected security interest in all right, title and interest of the respective Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC financing statements (or their equivalent), or filing and recording intellectual property security agreements, prior and superior to the rights of any other Person, except for Liens permitted by Section 6.02 to be prior and superior or pari passu in right to the Liens under the Collateral Documents.

Section 3.18 Anti-Corruption Laws and Sanctions and Export Controls. The Borrower has implemented and maintains in effect risk-based policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Export Controls and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, the Borrower’s and its Subsidiaries’ employees and agents, while acting on behalf of the Borrower, are in compliance with Anti-Corruption Laws, Export Controls and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or, to the knowledge of the Borrower, the Borrower’s or such Subsidiary’s employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or use of the proceeds thereof will be used in violation of Section 5.08.

Section 3.19 Intentionally Omitted.

Section 3.20 Intentionally Omitted.

Section 3.21 Margin Regulations. The Borrower and its Subsidiaries are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(b) Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cooley LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) Secretary’s Certificate and Good Standing Certificates. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(d) Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for the three most recently completed fiscal years ended at least 120 days before the Effective Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for each subsequent fiscal quarter ended at least 60 days before the Effective Date.

(e) [Reserved].

(f) Patriot Act. The Administrative Agent shall have received, at least three Business Days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 Business Days prior to the Effective Date.

(g) Fees. The Administrative Agent, the Arrangers, the Lenders and their Affiliates shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Day prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any fee letters with the Administrative Agent or the Arrangers.

(h) [Reserved].

(i) Filings Registrations and Recordings. Each document (including any UCC (or similar) financing statement and intellectual property security agreement) required by any Collateral Document in effect on the Effective Date or under applicable requirements of law to be filed, registered or recorded, if any, in order to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall have been received by the Administrative Agent and be in proper form for filing, registration or recordation, in each case, as further described in the list of closing documents attached as Exhibit E.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Effective Date, by signing this Agreement, the Administrative Agent, each Lender and each Issuing Bank, as applicable, shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, such Lender or such Issuing Bank, as the case may be.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including any Borrowing on the Effective Date, but excluding a conversion or continuation of any Loan), and of the Issuing Banks to issue, amend or extend any Letter of Credit is subject to the satisfaction of (or waiver of in accordance with Section 9.02) the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (other than a conversion or continuation of any Loans) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Unliquidated Obligations and Obligations expressly stated to survive such payment and termination) and all Letters of Credit shall have been expired or terminated (or shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Banks) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2026), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit (except as resulting solely from an upcoming Default or Event of Default under Section 6.13 of this Agreement or the maturity of the Loans within the 12-month period following the relevant audit date)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter of the Borrower ending June 30, 2026), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above to the Administrative Agent, a compliance certificate of a Financial Officer of the Borrower substantially in the form of Exhibit I (i) certifying, in the case of the financial statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether, to the knowledge of such Financial Officer, a Default has occurred and is continuing and, if a Default has occurred that is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) not later than 60 days after the beginning of each fiscal year of the Borrower (commencing with the fiscal year of the Borrower ending December 31, 2027), a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each quarter of such fiscal year in form reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall not be required to include projections of compliance with the Financial Covenants, projections of the Secured Net Leverage Ratio or Consolidated Interest Coverage Ratio or a description of the assumptions made in the build-up of such plan and forecast); and

(e) promptly following any request by the Administrative Agent therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may commercially reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a) or (b) may be delivered electronically and will be deemed delivered when posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or on EDGAR (the Electronic Data Gathering, Analysis and Retrieval system of the SEC) or any successor thereto.

Notwithstanding anything to the contrary in Section 5.01(e), none of the Borrower or any Subsidiary will be required to disclose any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, rule, regulation or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) written notice of the following promptly after a Responsible Officer having actual knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) the filing, commencement or receipt of any notice of any Proceeding, inspection, audit or disclosure required by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) [reserved];

(e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect;

(f) the receipt of any written correspondence (i) to the FDA (or analogous foreign, state or local Governmental Authority) from the Borrower or any Subsidiary or (ii) to the Borrower or any Subsidiary from the FDA (or analogous foreign, state or local Governmental Authority) (including any so called “warning letter”, “untitled letter”, It Has Come to Our Attention letter, FDA Form 483, press release or similar notification), in each case, that contains information or data that, in the reasonable judgment of the Borrower, has resulted or is reasonably expected to result in a significant adverse change to the labeling (package insert) for INGREZZA® and any other drug, biologic or device offered for commercial sale by the Borrower or any of its Subsidiaries at the time of such correspondence that generated greater than 15% of total revenues of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Test Period;

(g) the receipt of any so called “warning letter”, “untitled letter”, It Has Come to Our Attention letter, FDA Form 483, press release, or similar notification, in each case, from the FDA (or analogous foreign, state or local Governmental Authority) that identifies any material manufacturing deficiencies (whether by any Loan Party or any Subsidiary and/or by any such Loan Party’s or such Subsidiary’s suppliers, contract manufacturers, and/or third-party manufacturers) with respect to INGREZZA® and any other drug, biologic or device offered for commercial sale by the Borrower or any of its Subsidiaries at the time of such notification that generated greater than 15% of total revenues of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Test Period; and

(h) the receipt of any clinical hold or request to suspend distribution or stop shipment of INGREZZA® and any other drug, biologic or device offered for commercial sale by the Borrower or any of its Subsidiaries at the time of such notification that generated greater than 15% of total revenues of the Borrower and its Subsidiaries on a consolidated basis for the most recently ended Test Period or similar order or request from the FDA (or analogous foreign, state or local Governmental Authority).

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Neurocrine Biosciences, Inc. Credit Agreement dated as of May 14, 2026” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Notwithstanding anything to the contrary in this Section 5.02, none of the Borrower or any Subsidiary will be required to disclose any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, rule, regulation or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take, or cause to be taken, commercially reasonable actions to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and Intellectual Property rights material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (b), to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that, the foregoing shall not prohibit any merger, consolidation, disposition, liquidation or, dissolution or other transaction permitted under Section 6.03 or Section 6.04.

Section 5.04 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except (i) as otherwise permitted by Section 6.03 or Section 6.04 (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, in all material respects, with carriers reasonably believed by the Borrower to be financially sound and reputable or through reasonable and adequate self-insurance, insurance in such amounts and against such risks and such other hazards, as, in the good faith determination of the Borrower, is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of the Loan Parties shall (a) in the case of each liability insurance policy, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) provide for at least thirty (30) days’ (ten (10) days’ in the case of cancellation for nonpayment) (or such shorter number of days as may be reasonably agreed upon by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. The Borrower will furnish to the Administrative Agent, upon any reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part then due and payable relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent reasonably deems advisable, it being agreed that the Administrative Agent shall reasonably promptly notify the Borrower of any such action. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. Notwithstanding the foregoing, so long as no Event of Default exists, the Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of Borrower and its Subsidiaries (and the Administrative Agent shall promptly remit to Borrower or the applicable Subsidiary any proceeds with respect to such insurance received by the Administrative Agent).

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with applicable law are made of all material financial dealings and transactions in relation to its business and activities and, subject to Section 5.01(b), in form permitting financial statements conforming with GAAP to be derived therefrom. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent (including any Lenders provided such Lender is accompanied by the Administrative Agent), at reasonable times upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its business, operations and financial condition with its Financial Officers and, provided the Borrower or such Subsidiary is afforded the opportunity to participate in such discussion, its independent accountants, all at such reasonable times and as often as reasonably requested; provided, further, that so long as no Event of Default has occurred and is continuing, such inspections shall not occur more than once in any calendar year and the Borrower shall not be required to reimburse the Administrative Agent or any of its representatives for fees, costs and expenses in connection with the Administrative Agent’s exercise of such rights set forth in this sentence more than one time in any calendar year. The Borrower acknowledges that, subject to Section 9.12, the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, none of the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law, rule, regulation or any agreement binding on any Loan Party or any Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Export Controls and applicable Sanctions. Except where the failure to do so, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to, (i) comply in with all applicable Health Care Laws and (ii) to hold and possess all Health Care Permits and maintain such Health Care Permits in full force and effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used only (i) for general corporate purposes of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions and other permitted Investments and the payment of fees and expenses associated therewith, and (ii) to pay fees and expenses associated with the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions.

Section 5.09 Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a) Within 60 days (or such later date as may be reasonably agreed upon by the Administrative Agent) after any Person becomes a Domestic Subsidiary or any Domestic Subsidiary qualifies independently as, or is designated by the Borrower as, a Material Domestic Subsidiary pursuant to the definition of “Material Domestic Subsidiary” (including, for the avoidance of doubt, because such Subsidiary ceases to be an Excluded Subsidiary pursuant to the definition of “Excluded Subsidiary”), the Borrower shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary which also qualifies as a Material Domestic Subsidiary to deliver to the Administrative Agent a Guaranty (or a joinder to the Guaranty, as applicable) and a joinder to the Security Agreement (in each case in the form contemplated hereby or thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Guaranty and the Security Agreement to be accompanied by requisite organizational resolutions, other organizational documentation and legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent and its counsel (but, with respect to any such legal opinion, limited to the types of matters covered in the legal opinions delivered pursuant to Section 4.01). Notwithstanding anything to the contrary in any Loan Document, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor or comply (nor shall the Borrower be required to cause it to comply) with any covenant with respect to becoming a guarantor or granting a security interest, including this Section 5.09.

(b) Subject to the terms, limitations and exceptions set forth in the applicable Collateral Documents, the Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether personal or real, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. With respect to the pledge of any Equity Interest in any Subsidiary and subject to the terms, limitations and exceptions set forth in the applicable Collateral Documents, the Borrower will cause (A) 100% of the issued and outstanding Equity Interests of each Pledge Subsidiary that is a Domestic Subsidiary (other than Domestic Foreign Holding Companies and Subsidiaries of a Domestic Foreign Holding Company or a Foreign Subsidiary that is a CFC) and (B) 66% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Pledge Subsidiary (i) that is a Foreign Subsidiary or (ii) that is a Domestic Foreign Holding Company, in each case in the case of clauses (A) and (B), in respect of Equity Interests which are directly owned by the Borrower or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected (subject in any case to Liens permitted by Section 6.02) Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents. Without limiting the generality of the foregoing, the Borrower will, and will cause each Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real property owned by the Borrower or such Subsidiary Guarantor which does not constitute Excluded Real Property within 180 days after (x) the acquisition thereof or (y) solely with respect to the Designated Property, such real property ceasing to be Excluded Real Property pursuant to the definition of “Excluded Real Property” (or such later date as may be reasonably agreed upon by the Administrative Agent). Notwithstanding the foregoing, no such Mortgages and Mortgage Instruments are required to be delivered hereunder for Excluded Real Property or and in any case until the date that is 180 days after the Effective Date (or such later date as may be reasonably agreed upon by the Administrative Agent); provided that the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Effective Date until the date that is (A) if such real property is not located in a “special flood hazard area”, ten (10) Business Days or (B) if such real property is in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (x) a completed flood hazard determination from a third party vendor; (y) if such real property is located in a “special flood hazard area”, (I) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (II) evidence of the receipt by the applicable Loan Parties of such notice; and (z) if required by Flood Insurance Laws, evidence of required flood insurance.

(c) Without limiting the foregoing, the Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, intellectual property security agreements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, subject to the terms, limitations and exceptions set forth herein or in any Collateral Document, all at the expense of the Borrower.

(d) Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (i) to perfect a security interest in any Collateral by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant jurisdiction, (B) filings in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, with respect to Intellectual Property (including exclusive licenses of United States registered copyrights granted to a Loan Party), (C) (1) mortgages in respect of fee-owned real property included in the Collateral and (2) filings in the applicable real estate records with respect to real properties included in the Collateral or fixtures relating to such real properties and (D) delivery to the Administrative Agent of all stock certificates, intercompany notes and other instruments constituting Collateral required pursuant to the Collateral Documents to be held in its possession, (ii) to enter into any control agreement with respect to any deposit account, securities account or commodities account or obtain any landlord waivers, estoppels or collateral access letters, (iii) to take any action (other than entering into the Security Agreement or any actions listed in clauses (A), (B) and (D) of clause (i) above) with respect to any assets located outside of the United States or (iv) to take any actions in any jurisdiction other than the United States (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any country other than the United States (or any political subdivision thereof).

Section 5.10 Post-Closing Covenants. Not later than 30 days after the Effective Date (or such later date as the Administrative Agent may reasonably agree) the Borrower shall have delivered to the Administrative Agent insurance certificates and endorsements (x) to all “All Risk” physical damage insurance policies on all of the tangible personal property and assets of the Borrower and the Subsidiary Guarantors naming the Administrative Agent as lender loss payee, and (y) to all general liability and other umbrella or excess liability policies of the Borrower and the Subsidiary Guarantors naming the Administrative Agent an additional insured.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees due and payable hereunder have been paid in full (other than Unliquidated Obligations and Obligations expressly stated to survive such payment and termination) and all Letters of Credit shall have been expired or terminated (or shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Banks) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) (i) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and amendments, modifications and extensions of any such Indebtedness that do not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premiums thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.05(d) and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by the Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Borrower or any other Subsidiary;

(e) (i) Indebtedness of the Borrower or any Subsidiary (including the Designated Property Financing) incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and amendments, modifications and extensions of any such Indebtedness; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (e)(i) (other than the Designated Property Financing) shall not exceed the greater of $200,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(f) (i) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the Effective Date in a transaction permitted by this Agreement (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary in a transaction permitted hereunder) or Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with an Acquisition or other acquisition of any property or assets permitted hereunder, which Indebtedness is existing at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and amendments, modifications and extensions; provided that the aggregate outstanding principal amount of Indebtedness permitted to be assumed under this clause (f)(i) shall not exceed the greater of $150,000,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(g) customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(h) Indebtedness of the Borrower or any Subsidiary as an account party in respect of standby letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (h) shall not exceed the greater of $100,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(i) (i) Indebtedness incurred by Foreign Subsidiaries or Subsidiaries that are not Loan Parties not to exceed the greater of $40,000,000 and 4.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding and guarantees of such Indebtedness and (ii) Permitted Refinancing Indebtedness in respect thereof;

(j) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(k) Indebtedness representing deferred compensation to employees, directors, officers and consultants incurred in the ordinary course of business;

(l) indemnification obligations, earnout, royalty, milestone or similar obligations or other Deferred Acquisition Consideration, or Guarantees, surety bonds or performance bonds securing the performance of the Borrower or any of its Subsidiaries, in each case incurred or assumed in connection with a Permitted Acquisition or a disposition or other acquisition of assets permitted hereunder;

(m) Indebtedness of the Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and any liabilities arising from treasury, depository and cash management services (including, without limitation, any demand deposit, payroll, trust or operating account relationships, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services) or in connection with any automated clearing-house transfers of funds;

(o) Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(p) Indebtedness in respect of obligations that are being contested in accordance with Section 5.04;

(q) Indebtedness consisting of (i) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Borrower or any of its Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(r) Indebtedness expressly permitted under Section 6.04;

(s) Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Borrower and its Subsidiaries incurred in the ordinary course of business or existing on the Effective Date;

(t) Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof;

(u) (i) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit, in an aggregate principal amount not to exceed the greater of $40,000,000 and 4.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding and (ii) any Permitted Refinancing Indebtedness in respect;

(v) (i) Permitted Convertible Debt; provided that both immediately prior to and after giving effect (including giving effect on a pro forma basis) thereto, the Borrower shall be in compliance with the Financial Covenants as of the last day of the most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect thereof that satisfies the definition of “Permitted Convertible Debt”;

(w) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(x) to the extent constituting Indebtedness, obligations of the Borrower or any of its Subsidiaries in respect of deferred compensation, indemnification, earn-outs, milestone payments, adjustment of purchase or other similar arrangements or other Deferred Acquisition Consideration incurred by such Person in connection with Permitted Acquisitions or other Investments;

(y) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(z) Indebtedness incurred in connection with corporate credit cards not to exceed the greater of $50,000,000 and 5.0 % of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(aa) [reserved];

(bb) Indebtedness incurred by the Borrower and its Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(cc) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(dd) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(ee) Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.08;

(ff) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(gg) (i) other Indebtedness in an aggregate outstanding principal amount not exceeding the greater of $250,000,000 and 25.0 % of Consolidated EBITDA for the most recently ended Test Period at any time outstanding and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(hh) any Capital Lease Obligations arising from the Designated Property Sale and Leaseback.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (hh) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 6.01 and will only be required to include the amount and type of such Indebtedness (or any portion thereof) in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 6.01(a).

For the avoidance of doubt, Permitted Refinancing Indebtedness incurred pursuant to this Section 6.01 to extend, renew or refinance any Indebtedness incurred pursuant to a basket determined by reference to a Dollar amount or Consolidated EBITDA shall not increase capacity to incur Indebtedness under such basket, and such basket shall be deemed to continue to be utilized by the amount of such Permitted Refinancing Indebtedness unless and until such Permitted Refinancing Indebtedness is no longer outstanding.

Section 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created pursuant to any Loan Document including with respect to any obligation to provide cash collateral in respect thereof;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02 and any amendments, modifications, extensions, renewals, refinancings and replacements thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon and proceeds from the disposition of such property or asset and (ii) the amount secured or benefited thereby is not increased (other than as permitted by Section 6.01) and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary and any amendments, modifications, extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 6.01);

(e) Liens on fixed or capital assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness or Capital Lease Obligations permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or lease or the completion of such construction, replacement, repair or improvement (other than with respect to amendments, modifications and extensions thereof and any Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01) and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds from the disposition of such property or assets and customary security deposits (and, in the case of any Liens securing the Designated Property Financing, (A) rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the Designated Property and (B) any other property, fixtures, agreements, rights, accounts, intangibles and other items relating to or used in connection with the Designated Property that are customarily subject to a Lien or security interest in similar real property financings); provided that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate) but, for the avoidance of doubt, no Designated Property Financing shall be subject to any cross-collateralization under this proviso;

(f) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary to the Borrower or such other Loan Party;

(g) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries the ordinary course of business;

(h) Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;

(i) statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) Liens on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any Acquisition permitted by this Agreement, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(l) in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03 or Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(m) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(n) dispositions and other sales of assets permitted under Section 6.04 (other than Section 6.04(i));

(o) to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (d) of the definition of “Cash Equivalents”;

(p) Liens (i) in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or (ii) customary deposits on reserve held by such credit card or debit card processor;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the any such Loan Party or Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(r) Liens of sellers of goods to any Loan Party and any of their respective Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(s) Liens on the Collateral securing Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01;

(t) Liens on Receivables Purchase Assets existing or deemed to exist in connection with any Receivables Purchase Transaction;

(u) Liens on assets of the Borrower and its Subsidiaries not otherwise permitted under this Section 6.02 securing (i) Indebtedness and other obligations in an aggregate principal amount that, together with the aggregate principle amount of other obligations that are secured pursuant to this clause (u), would not exceed the greater of $250,000,000 and 25.0% of Consolidated EBITDA for the most recently ended Test Period and (ii) Permitted Refinancing Indebtedness incurred to refinance obligations secured pursuant to the preceding clause (i);

(v) Liens on property or assets of any Subsidiary that is not a Loan Party securing (i) Indebtedness and other obligations in an aggregate principal amount that, together with the aggregate principle amount of other obligations that are secured pursuant to this clause (v), would not exceed the greater of $40,000,000 and 4.0% of Consolidated EBITDA for the most recently ended Test Period and (ii) Permitted Refinancing Indebtedness incurred to refinance obligations secured pursuant to the preceding clause (i);

(w) Liens on specific items of inventory or other goods and proceeds of the Borrower or a Subsidiary securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(x) Liens arising from, or UCC financing statement filings regarding, operating leases or consignments entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(y) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(z) Liens (i) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(aa) any Liens with respect to Equity Interests of any joint venture, co-promotion agreement or similar arrangement pursuant to any joint venture, co-promotion or similar agreement;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on any real property that constitutes Excluded Real Property pursuant to any clause of the definition thereof and any condemnation or eminent domain proceedings affecting any real property;

(dd) Liens listed as exceptions on any mortgage insurance policy;

(ee) [reserved];

(ff) Liens on cash deposits for obligations of or to landlord and sublandlords;

(gg) Liens on assets of Foreign Subsidiaries or Subsidiaries that are not Loan Parties securing Indebtedness permitted pursuant to clause (i) of Section 6.01;

(hh) Liens securing Indebtedness permitted pursuant to any of clauses (h), (w) and (z) of Section 6.01; and

(ii) Liens in connection with a Designated Property Sale and Leaseback.

For purposes of determining compliance with this Section 6.02, in the event that a Lien securing an item of Indebtedness or other obligation (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (ii) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 6.02 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 6.02(a).

For the avoidance of doubt, Liens incurred pursuant to this Section 6.02 securing Permitted Refinancing Indebtedness which extends, renews or refinances any Indebtedness secured by Liens incurred pursuant to a basket determined by reference to a Dollar amount or Consolidated EBITDA shall not increase capacity to incur Liens under such basket, and such basket shall be deemed to continue to be utilized by the amount of such Liens securing Permitted Refinancing Indebtedness unless and until such Liens have been released.

Section 6.03 Fundamental Changes. (a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Person (other than the Borrower or any of its Subsidiaries) may merge or consolidate with the Borrower or any of its Subsidiaries; provided that any such merger or consolidation involving (A) the Borrower must result in the Borrower as the surviving entity and (B) a Subsidiary Guarantor must result in such Subsidiary Guarantor as the surviving entity;

(ii) any Subsidiary may merge into or consolidate with a Loan Party in a transaction in which the surviving entity is a Loan Party (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity and any such merger involving a Subsidiary and a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity);

(iii) any Subsidiary that is not a Loan Party may merge into or consolidate with another Subsidiary that is not a Loan Party;

(iv) the Borrower and its Subsidiaries may sell, transfer, lease or otherwise dispose of any Subsidiary that is not a Loan Party (and, in connection with a liquidation, winding up or dissolution or otherwise, any Subsidiary that is not a Loan Party may sell, transfer, lease, license or otherwise dispose of any, all or substantially all of its assets) to another Subsidiary that is not a Loan Party;

(v) Dispositions permitted by Section 6.04;

(vi) any Subsidiary that is not a Loan Party may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(vii) any Domestic Subsidiary may liquidate, wind up or dissolve if its assets are transferred to a Loan Party or, if such Subsidiary is not a Subsidiary Guarantor, to any other Domestic Subsidiary; and

(viii) any Foreign Subsidiary may liquidate, wind up or dissolve if its assets are transferred to the Borrower or any of its Subsidiaries;

provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.05.

(b) The Borrower will not, nor will it permit any Subsidiary to, engage to any material extent in any business substantially different from businesses of the type conducted by the Borrower and its Subsidiaries (taken as a whole) on the Effective Date and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof, or any business that in the Borrower’s good faith judgment constitutes a reasonable diversification of businesses conducted by the Borrower and the Subsidiaries.

(c) The Borrower will not, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date; provided that, notwithstanding the foregoing, the Borrower may (and may permit its Subsidiaries to) change their fiscal year so long as the Borrower notifies the Administrative Agent in advance of such change and upon receipt of such notice, the Borrower and the Administrative Agent will (and are hereby authorized to) make any adjustments to this Agreement that are necessary and appropriate to reflect such changes in fiscal year.

Section 6.04 Dispositions. The Borrower will not, nor will it permit any Subsidiary to, make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property in the ordinary course of business;

(b) Dispositions of cash, Cash Equivalents and inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Loan Party or Subsidiary to any other Loan Party;

(e) leases, licenses or sublicenses, or subleases granted in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Dispositions of Intellectual Property rights that are no longer used or useful in the business of the Borrower and its Subsidiaries;

(g) the discount, write-off or Disposition of accounts receivable in connection with the collection, settlement or compromise thereof, and the forgiveness, release or compromise of any amount owed to any Loan Party or Subsidiary, in each case in the ordinary course of business;

(h) Dispositions of non-core assets acquired in a Permitted Acquisition; provided that such Dispositions shall be consummated within 360 days of such Permitted Acquisition; provided, further, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower) and (ii) no less than 75% thereof shall be paid in cash;

(i) (w) Liens permitted by Section 6.02 (other than Section 6.02(n)), (x) transactions permitted by Section 6.03 (other than Section 6.03(a)(v)), (y) Restricted Payments permitted by Section 6.08 and (z) Investments permitted by Section 6.05 (other than Section 6.05(l);

(j) Disposition by the Borrower and its Subsidiaries of assets for fair market value; provided that (i) in the case of a Disposition having a fair market value in excess of $25,000,000, at least 75% of the total consideration for any such Disposition received by the Borrower and its Subsidiaries is in the form of cash or Cash Equivalents, (ii) no Event of Default has occurred and is continuing or would immediately result therefrom, (iii) [reserved] and (iv) in the case of a Disposition of property with an aggregate book value in the greater of $350,000,000 and 35.0% of Consolidated EBITDA for the most recently ended Test Period in any fiscal year of the Borrower, the Borrower shall be in compliance with Section 6.13 calculated on a pro forma basis for such Disposition; provided, further, that for purposes of clause (i) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or any of its Subsidiaries (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower or any of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B) that is at that time outstanding, not to exceed the greater of $40,000,000 and 4.0% of Consolidated EBITDA for the most recently ended Test Period, determined at the time of such Disposition, (C) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents within 180 days after receipt thereof, (D) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent that the Borrower and each Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Disposition, and (E) in the case of a Disposition involving Intellectual Property and for which 100% of the consideration received therefor by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents (including for avoidance of doubt, any consideration that is deemed to be cash pursuant to the foregoing clauses (A) through (D) or this clause (E)), consideration comprising undertakings to pay cash or Cash Equivalents over time or at future dates, whether such payments are fixed, contingent or otherwise (including any Deferred Acquisition Consideration);

(k) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section; provided that the aggregate book value of all property Disposed of pursuant to this clause (k) shall not exceed the greater of $150,000,000 and 15.0 % of Consolidated EBITDA for the most recently ended Test Period;

(l) the settlement or early termination or cancellation of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction;

(m) (i) the exclusive license of Intellectual Property (A) set forth on Schedule 6.04 so long as such exclusive license existed as of the Effective Date and was not entered into in contemplation of avoiding the obligations or restrictions under this Agreement or any other Loan Document, (B) where (x) such license is for a specific geographical territory outside the United States, (y) such license is for fair market value and (z) such license does not result in a legal transfer of title of the licensed Intellectual Property, (C) relating exclusively to Non-Core Products so long as any such exclusive license is entered into on terms not materially less favorable taken as a whole than prevailing market terms as reasonably determined by the Borrower in good faith or (D)(1) relating exclusively to Non-Core Products acquired in connection with any Permitted Acquisition or (2) acquired in connection with any Permitted Acquisition so long as such exclusive license existed on the date of such Permitted Acquisition and was not entered into in contemplation of avoiding the obligations or restrictions under this Agreement or any other Loan Document and (ii) licenses, assignments or transfers of Intellectual Property between or among any of the Loan Parties or any of their Subsidiaries relating exclusively to Non-Core Products for bona fide tax planning purposes as determined in good faith by the Borrower (any such license described in this clause (m), a “Permitted IP License”);

(n) Dispositions by the Borrower or any of its Subsidiaries of Receivable Purchase Assets pursuant to any Receivables Purchase Transaction;

(o) any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Subsidiaries;

(p) the unwinding of any Swap Agreement permitted by Section 6.06 pursuant to its terms;

(q) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Foreign Subsidiary if required by applicable law;

(r) the exercise by the Borrower or any Subsidiary of termination rights under any lease, sublease, license, sublicense, concession or other agreements;

(s) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business; and

(t) the Designated Property Sale and Leaseback.

For purposes of determining compliance with this Section 6.04, in the event that a particular Disposition meets the criteria of more than one of the categories of Dispositions described in clauses (a) through (t) above, the Borrower may, in its sole discretion, divide or classify all or a portion of such Disposition in a manner that complies with this Section 6.04 and will only be required to include the amount and type of such Disposition (or any portion thereof) in one or more of the above clauses.

Notwithstanding the foregoing, or anything to the contrary in this Agreement, no Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole, that is owned or exclusively licensed to (a) a Loan Party shall be assigned, transferred or exclusively licensed or exclusively sublicensed to (i) any Subsidiary that is not a Loan Party or (ii) any Affiliate of the Borrower or any of its Subsidiaries (other than a Loan Party) or (b) a Subsidiary that is not a Loan Party shall be assigned, transferred or exclusively licensed or sublicensed to any Affiliate of the Borrower or any of its Subsidiaries (other than a Subsidiary of the Borrower), except, in each case ((a) and (b)), for Permitted IP Licenses.

Section 6.05 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other similar right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other beneficial interest in, any other Person, (ii) purchase or otherwise acquire (in one transaction or a series of transactions) any Person or all or substantially all of the assets of any Persons or any assets of any other Person constituting a business unit, division, product line (including rights in respect of any drug, biological product or other pharmaceutical product) or line of business of such Person or (iii) acquire an Exclusive License of rights to a drug, biological product, pharmaceutical product or other product line of any Person (each of the foregoing transactions described in the foregoing clauses (i) through (iii), an “Investment”; provided that for the avoidance of doubt, the purchase of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction by the Borrower or any of its Subsidiaries and the performance of its obligations thereunder shall not be an Investment), except:

(a) (i) Cash and Cash Equivalents and (ii) Investments consisting of deposit accounts and securities accounts containing cash and Cash Equivalents;

(b) Permitted Acquisitions;

(c) (i) Investments by the Borrower and its Subsidiaries existing on the Effective Date in the capital stock of their respective Subsidiaries, (ii) Investments by the Borrower and its Subsidiaries in a Loan Party and (iii) Investments by any Person existing on the date such Person becomes a Subsidiary or consolidates or merges with the Borrower or any of its Subsidiaries pursuant to a transaction otherwise permitted hereunder;

(d) Investments (including, without limitation, capital contributions) made by the Borrower in or to any Subsidiary and made by any Subsidiary in or to the Borrower or any other Subsidiary (provided that not more than an aggregate amount of the greater of $150,000,000 and 15.0% of Consolidated EBITDA for the most recently ended Test Period in Investments and capital contributions may be made and remain outstanding, at any time in reliance on this clause (d), by Loan Parties to Subsidiaries which are not Loan Parties);

(e) Investments constituting deposits described in any of clauses (c) and (d) of the definition of “Permitted Encumbrances” and Section 6.02(k);

(f) Guarantees constituting Indebtedness permitted by Section 6.01(d);

(g) Investments comprised of notes payable, stock or other securities issued by account debtors to the Borrower or any of its Subsidiaries pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business or Investments otherwise received in settlement of obligations owed by any financially troubled account debtors or other debtors in connection with such Person’s reorganization or in bankruptcy, insolvency or similar proceedings or in connection with foreclosure on or transfer of title with respect to any secured Investment;

(h) extensions of trade credit or the holding of receivables in the ordinary course of business;

(i) the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, in each case to the extent the payment therefore is permitted under Section 6.08;

(j) Loans and advances to officers, directors, employees, managers, consultants or independent contractors (i) for moving, payroll, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $10,000,000 in the aggregate at any time outstanding and (ii) solely in the case of loans and advances, in connection with such Person’s acquisition of Equity Interests of the Borrower, to the extent permitted pursuant to Section 6.08(k);

(k) endorsements for collection or deposit and prepaid expenses made in the ordinary course of business;

(l) transactions (to the extent constituting Investments) or promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.04;

(m) Investments constituting the creation of new Subsidiaries so long as the Borrower or such Subsidiary complies with Section 5.09 hereof and any Investment in such new Subsidiary is otherwise permitted under this Section 6.05;

(n) Guarantees of leases and other contractual obligations of the Borrower or any Subsidiary (to the extent not constituting Indebtedness) in the ordinary course of business;

(o) transfers of rights with respect to one or more products or technologies under development to joint ventures with third parties or to other entities where the Borrower or a Subsidiary retains rights to acquire such joint ventures or other entities or otherwise repurchase such products or technologies;

(p) Investments in the form of Swap Agreements permitted by Section 6.06;

(q) Investments in existence on the Effective Date and described in Schedule 6.05(q) and any modification, replacement, renewal or extension thereof to the extent not involving any additional Investment;

(r) [reserved];

(s) other Investments so long as prior to making such Investments and immediately after giving effect (including giving effect on a pro forma basis) thereto (i) no Event of Default then exists and (ii) the Total Net Leverage Ratio does not exceed 3.25 to 1.00;

(t) other Investments, loans or advances made by the Borrower or any of its Subsidiaries so long as the aggregate amount of all such Investments, loans and advances does not exceed the greater of $300,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(u) any customary upfront milestone, marketing or other payment in the ordinary course of business to another Person in connection with obtaining a right to receive a royalty or other payments in the future;

(v) Investments consisting of Restricted Payments permitted under Section 6.08;

(w) Investments consisting of earnest money deposits made by the Borrower or its Subsidiaries in connection with any letter of intent or other agreement in respect of any Investment permitted by this Section 6.05;

(x) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Borrower, the Borrower or any Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Borrower, so long as no cash is actually advanced by the Borrower or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(y) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(z) Investments made with Equity Interests (other than Disqualified Equity) of the Borrower or from the Net Proceeds received by the Borrower from the sale or issuance of Equity Interests (other than Disqualified Equity) of the Borrower so long as such Investment is made within ninety (90) days of the receipt of such Net Proceeds;

(aa) Investments consisting of mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 6.03(a) (other than Section 6.03(a)(i) or (v));

(bb) Investments in Similar Businesses so long as the aggregate amount of all such Investments does not exceed the greater of $200,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(cc) Investments in an aggregate amount at any time outstanding not to exceed the Available Amount at such time so long as prior to making any such Investment and after giving effect (including giving effect on a pro forma basis) thereto no Event of Default has occurred and is continuing;

(dd) Investments consisting of the licensing (or equivalent thereof), acquisition, sale or contribution of Intellectual Property rights or proprietary materials pursuant to pharmaceutical or therapeutic product licensing arrangements, Collaboration Agreements, development, promotion, distribution, marketing, supply, research or similar arrangements with other persons made in the ordinary course of business, in a manner consistent with industry practice (in the Borrower’s good faith judgment);

(ee) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(ff) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment, in each case in the ordinary course of business; and

(gg) the Designated Property Acquisition.

For purposes of covenant compliance with this Section 6.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash or Cash Equivalents in respect of such Investment.

Furthermore, for purposes of determining compliance with this Section 6.05, in the event that a particular Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (gg) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Investment in a manner that complies with this Section 6.05 and will only be required to include the amount and type of such Investment (or any portion thereof) in one or more of the above clauses.

Notwithstanding the foregoing, or anything to the contrary in this Agreement, no Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole, that is owned or licensed to (a) a Loan Party shall be assigned, transferred or exclusively licensed or exclusively sublicensed to (i) any Subsidiary that is not a Loan Party or (ii) any Affiliate of the Borrower or any of its Subsidiaries (other than a Loan Party) or (b) a Subsidiary that is not a Loan Party shall be assigned, transferred or exclusively licensed or sublicensed to any Affiliate of the Borrower or any of its Subsidiaries (other than a Subsidiary of the Borrower), except, in each case, for Permitted IP Licenses.

Section 6.06 Swap Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) forward equity commitments or confirmations and forward equity sale agreements (in each case regardless of whether they provide for settlement election by the seller) with customary terms (including, without limitation, being subject to the terms of a master agreement published by the International Swaps and Derivatives Association, Inc.).

Section 6.07 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease, license or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, (b) transactions between or among the Borrower and its Subsidiaries (or an entity that becomes a Subsidiary of the Borrower as a result of such transaction) (or any combination thereof), (c) the payment of customary fees to directors of the Borrower or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Borrower or any of its Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries, (e) loans, advances and other transactions to the extent permitted by the terms of this Agreement, including without limitation any Restricted Payment permitted by Section 6.08 and transactions permitted by Section 6.03, (f) issuances of Equity Interests to Affiliates and the registration rights associated therewith, (g) transactions with Affiliates as set forth on Schedule 6.07 (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (h) any license, sublicense, lease or sublease (1) in existence on the Effective Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (2) in the ordinary course of business or (3) substantially consistent with past practices, (i) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and Investments permitted by Section 6.05 in joint ventures, and (j) any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property sold or disposed of, by the Borrower and its Subsidiaries is less than $50,000,000.

Section 6.08 Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Equity);

(b) Subsidiaries may (i) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders that are Loan Parties and (y) in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, made on at least a ratable basis to any such equityholders that are the Borrower or a Subsidiary), (ii) make other Restricted Payments to the Borrower or any Subsidiary Guarantor (either directly or indirectly through one or more Subsidiaries that are not Loan Parties) and (iii) make any Restricted Payments that the Borrower would have otherwise been permitted to make pursuant to this Section 6.08;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with restricted stock agreements, stock option plans or other benefit plans for management, directors or employees of the Borrower and its Subsidiaries;

(d) the Borrower may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests;

(e) the Borrower may make other Restricted Payments in an aggregate amount, together with any Restricted Debt Payments incurred pursuant to Section 6.10(a)(ii), not to exceed the greater of $200,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period so long as prior to making such Restricted Payments and immediately after giving effect (including giving effect on a pro forma basis) thereto no Event of Default has occurred and is continuing;

(f) the Borrower and its Subsidiaries may make any other Restricted Payment so long as prior to making such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto (i) no Event of Default has occurred and is continuing, (ii) the Total Net Leverage Ratio does not exceed 2.75 to 1.00;

(g) Restricted Payments in an aggregate amount not to exceed the Available Amount at such time so long as prior to making any such Restricted Payment and after giving effect (including giving effect on a pro forma basis) thereto no Event of Default has occurred and is continuing;

(h) [reserved];

(i) the Borrower may make repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting or exercise thereof);

(j) the Borrower may make payments of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower;

(k) the Borrower and its Subsidiaries may make loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Subsidiary of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash is actually advanced other than to pay taxes due in connection with such purchase, unless immediately repaid; and

(l) the Borrower may make any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this Section 6.08, in the event that a particular Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (l) above, the Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Payment in a manner that complies with this Section 6.08 and will only be required to include the amount and type of such Restricted Payment (or any portion thereof) in one or more of the above clauses.

Section 6.09 Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations (to the extent required by the Loan Documents), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary, or (to the extent required by the Loan Documents) to Guarantee the Secured Obligations; provided that (i) this Section 6.09 shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date identified on Schedule 6.09 and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole, (C) restrictions and conditions imposed on any Subsidiary or asset by any agreements in existence at the time such Subsidiary became a Subsidiary or such asset was acquired and any amendment, modification, refinancing, replacement, renewal or extension thereof that does not materially expand the scope of any such restriction or condition taken as a whole; provided that such restrictions and conditions apply only to such Subsidiary or asset, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold, (E) customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition, (F) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, (G) restrictions or conditions set forth in any agreement governing Indebtedness permitted by Section 6.01; provided that such restrictions and conditions are customary for such Indebtedness as determined in the good faith judgment of the Borrower, (H) customary provisions restricting assignment of any leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof, (I) customary restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts, (J) restrictions and conditions in any agreement evidencing Permitted Convertible Debt that restricts the merger or consolidation of, or the sale of all or substantially all of the assets of, the Borrower or taken as a whole, are not more restrictive on the Borrower and its Subsidiaries in any material respect than the comparable restrictions and encumbrances in the Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of Borrower in good faith), (K) [reserved], (L) customary restrictions (as reasonably determined by the Borrower) in the definitive documentation governing any Receivables Purchase Transaction; (M) prohibitions, restrictions and conditions contained in any agreement or document relating to the consummation of a transaction which is conditioned upon (i) the amendment, restatement, modification or replacement of this Agreement which would have the effect of consenting to such prohibition, restriction or condition or (ii) the repayment in full (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) of Obligations owing under this Agreement and the termination of the Commitments, (N) purchase money obligations for property acquired and obligations in respect of Capital Lease Obligations, to the extent such obligations impose restrictions on the property so acquired, solely as permitted by, the terms of this Agreement, (O) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) materially detract from the value of the property or assets of the Borrower and its Subsidiaries, taken as a whole, (y) materially detract from the value of the Collateral, taken as a whole or (z) materially and adversely affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith, and (P) any encumbrances or restrictions of the type referred to in the immediately preceding clauses (A) through (O) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to such immediately preceding clauses (A) through (O) above; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided that (i) clause (a) of this Section 6.09 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (ii) clause (a) of this Section 6.09 shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (iii) this Section 6.09 shall not apply to customary restrictions and conditions with respect to joint ventures.

Section 6.10 Junior Indebtedness and Amendments to Junior Indebtedness Documents and Organizational Documents.

(a) The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Junior Indebtedness or any Indebtedness from time to time outstanding under the Junior Indebtedness Documents (any of the foregoing, a “Restricted Debt Payment”), other than each of the following:

(i) regularly scheduled payments of principal, interest and fees (including any penalty interest, if applicable) and payments of fees, expenses and obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the intercreditor or subordination provisions thereof);

(ii) other Restricted Debt Payments, together with any Restricted Payments incurred pursuant to Section 6.08(e), in an aggregate amount not to exceed the greater of $200,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period so long as prior to making such Restricted Debt Payments and immediately after giving effect (including giving effect on a pro forma basis) thereto no Event of Default has occurred and is continuing;

(iii) Restricted Debt Payments in an aggregate amount not to exceed the Available Amount at such time so long as prior to making any such Restricted Debt Payment and after giving effect (including giving effect on a pro forma basis) thereto no Event of Default has occurred and is continuing;

(iv) other Restricted Debt Payments so long so long as prior to making such Restricted Debt Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto (i) no Event of Default has occurred and is continuing and (ii) the Total Net Leverage Ratio does not exceed 3.25 to 1.00;

(v) Restricted Debt Payments in respect of any Junior Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect thereof; and

(vi) in the case of Permitted Convertible Debt, (i) Restricted Debt Payments made or settled in Equity Interests (other than Disqualified Equity) of the Borrower, cash in lieu of fractional shares and cash in respect of accrued and unpaid interest, (ii) payments and deliveries due upon conversion thereof (subject to the provisions of Section 6.08 hereof); provided that the payment of cash upon such conversion (excluding cash in lieu of fractional shares and cash in respect of accrued and unpaid interest) does not exceed the principal amount of such Permitted Convertible Debt being converted plus any proceeds received by the Borrower or a Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction, (iii) the redemption, purchase, exchange, early termination or cancellation of Permitted Convertible Debt in an aggregate principal amount not to exceed the Net Proceeds received by the Borrower from the issuance of additional Permitted Convertible Debt or Equity Interests (other than Disqualified Equity) in connection with a refinancing of the Permitted Convertible Debt being redeemed, purchased, exchanged, terminated or cancelled, and (iv) the exchange of Permitted Convertible Debt for additional Permitted Convertible Debt and/or Equity Interests (other than Disqualified Equity), together with cash in lieu of fractional shares and cash in respect of accrued and unpaid interest.

(b) Furthermore, the Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any provision of (x) any of its organizational documents (other than a change in registered agents) if such amendment, modification or waiver would be materially adverse to the Lenders or would otherwise breach any provision of the Loan Documents, (y) the Junior Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) pursuant to which any Permitted Convertible Debt is issued that would result in such Permitted Convertible Debt no longer constituting Permitted Convertible Debt or (z) the Junior Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) pursuant to which such Indebtedness (other than Permitted Convertible Debt) is issued, where in the case of clause (z) such amendment, modification or waiver provides for the following or which has any of the following effects:

(i) increases the overall principal amount of any such Indebtedness (except through payments-in-kind), except any such increase permitted by Section 6.01;

(ii) shortens or accelerates the date upon which any installment of principal or interest becomes due, increases the amount of any single scheduled installment of principal or interest or adds any additional mandatory redemption provisions, in each case, in a manner that would not have been permitted at the time of incurrence of such Indebtedness; or

(iii) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness, in each case, in a manner that would not have been permitted at the time of incurrence of such Indebtedness.

Section 6.11 Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, unless (a) the Disposition of the property thereunder is permitted by Section 6.04 and (b) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and obligations under Synthetic Leases) are permitted by Section 6.02. For the avoidance of doubt, the Designated Property Sale and Leaseback is expressly permitted and shall not be subject to any requirements or conditions hereunder beyond those set forth in the definition of “Designated Property Sale and Leaseback” and other provisions of this Agreement expressly applicable thereto.

Section 6.12 [Reserved].

Section 6.13 Financial Covenants.

(a) Maximum Total Net Leverage Ratio. The Borrower will not permit the Total Net Leverage Ratio, determined as of the last day of any fiscal quarter of the Borrower ended after the Effective Date to be greater than 3.75 to 1.00; provided that during a Covenant Holiday Period, the foregoing threshold shall be increased to 4.25 to 1.00.

(b) Minimum Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio, determined as of the last day of any fiscal quarter of the Borrower ended after the Effective Date to be less than 2.00 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and in the Agreed Currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it (or its Subsidiaries, to the extent applicable) contained in Section 5.02(a), 5.03 (solely with respect to the Borrower’s existence) or 5.08, or in Article VI;

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement applicable to it contained in this Agreement (other than those specified in Section 7.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than obligations in respect of Swap Agreements) of the Borrower or such Subsidiary, as applicable, when and as the same shall become due and payable, which is not cured within any applicable grace period provided for in the applicable agreement or instrument under which such Indebtedness was created; provided that it is understood that secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, in each case, shall not constitute an Event of Default under this Section 7.01(f); provided further, that an Event of Default under this clause (f) shall continue only so long as the applicable event or condition constituting such Event of Default is not waived or rescinded or deemed cured by the holders of such Indebtedness;

(g) (x) the Borrower or any Subsidiary fails to observe or perform any agreement or condition (other than payment obligations) that results in any Material Indebtedness (other than obligations in respect of Swap Agreements) becoming due prior to its scheduled maturity or that enables or permits, after the expiration of any applicable grace period, and delivery of any applicable required notice, provided in the applicable agreement or instrument under which such Indebtedness was created, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (y) there occurs under any Swap Agreement constituting Material Indebtedness an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the amount owed by such Loan Party or such Subsidiary as a result thereof is greater than $100,000,000; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) any Material Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 6.01, (iii) any reimbursement obligation in respect of a letter of credit, bankers’ acceptance or similar obligation as a result of a drawing thereunder by a beneficiary thereunder in accordance with its terms, (iv) any such Material Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such Material Indebtedness that has become due is so prepaid in full with such net proceeds required to be used to prepay such Material Indebtedness when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such Material Indebtedness and (v) the occurrence of any event that permits holders of any Permitted Convertible Debt or Material Indebtedness constituting convertible Indebtedness to convert such Indebtedness or the conversion of Permitted Convertible Debt or Material Indebtedness constituting convertible Indebtedness, in either case, into Equity Interests (other than Disqualified Equity) of the Borrower (or other securities or property following a merger event, reclassification or other change of the capital stock of the Borrower), cash or a combination thereof (and any termination of any related Swap Agreement or other hedging instrument); provided further, that an Event of Default under this clause (g) shall continue only so long as the applicable event or condition constituting such Event of Default is not waived, or rescinded or deemed cured by the holders of such Indebtedness; provided that this clause (g) shall not apply to any early payment requirement or unwinding or termination with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof, so long as, in any such case, Borrower or the applicable Loan Party is not the “defaulting party” or “affected party” (or substantially equivalent term) under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding-up, reorganization, moratorium or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administration, receivership, administrative receivership, scheme or arrangement, restructuring plan or similar law or regulation now or hereafter in effect or a moratorium in respect of any Indebtedness of the Borrower or any Material Subsidiary or (ii) the appointment of a receiver, administrator, administrative receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not paid, fully bonded or covered (other than customary deductibles) by a solvent and unaffiliated insurer that has not denied coverage) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or undismissed for a period of 60 consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise);

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) (i) any material provision of any Loan Document (subject to the Legal Reservations), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, satisfaction in full of all Secured Obligations, or solely resulting from any action taken by the Administrative Agent or the Lenders, ceases to be in full force and effect; or (ii) a Loan Party contests in writing the validity or enforceability of any provision of any Loan Document for any reason; or a Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document, in each case of this clause (ii) for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or Section 6.04); and

(o) any Collateral Document, after execution thereof, shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby (subject to Liens permitted by Section 6.02 to be prior and superior or pari passu in right to the Liens under the Collateral Documents), except as permitted by the terms of any Loan Document (including as a result of a transaction permitted under Section 6.03 or Section 6.04) or as a result of (A) the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, or (B) as a result of a UCC filing having lapsed because a UCC continuation or amendment statement was not filed in a timely manner.

Section 7.02 Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Section 7.01(h), 7.01(i) or 7.01(j)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the other Loan Parties;

(c) require that the Borrower provide cash collateral as required in Section 2.06(j); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law.

If an Event of Default described in Section 7.01(h), 7.01(i) or 7.01(j) occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by the Borrower on behalf of itself and its Subsidiaries. The Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as set forth in Section 7.03, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Borrower on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Section 7.03 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Secured Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(b) second, to payment of that portion of the Secured Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders, the Issuing Banks and the other Secured Parties (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, (A) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements, (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or Section 2.21; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the account of the Issuing Banks to cash collateralize Secured Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or Section 2.21, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (d) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Secured Obligations, if any, in the order set forth in this Section 7.03 and (C) to any other amounts owing with respect to Banking Services Obligations and Swap Obligations, in each case, ratably among the Lenders and the Issuing Banks and any other applicable Secured Parties in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders, the Issuing Banks and the other Secured Parties based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable;

(f) finally, the balance, if any, after all Secured Obligations have been paid in full, to the Borrower or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders and the Issuing Banks, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks and (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States of America, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger, Co-Syndication Agent or Co-Documentation Agent shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

(g) The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

Section 8.02 Administrative Agent’s Reliance, Limitation of Liability, etc..

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof (stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section) is given to the Administrative Agent by the Borrower or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any exchange rate or Dollar Equivalent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or any Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) The Administrative Agent, the Lenders and the Issuing Banks agree that, pursuant to procedures approved by the Administrative Agent, the Borrower may, but shall not be obligated to, make any Communications to the Administrative Agent through an Approved Electronic Platform.

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Bank’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(f) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04 The Administrative Agent Individually. With respect to its Commitments, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, an Issuing Bank or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding clause (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 8.06 Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender or Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Documentation Agent, any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or an Issuing Bank, as applicable, and to make, acquire or hold Loans or participations in Letters of Credit hereunder or issue Letters of Credit hereunder, as applicable, and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Documentation Agent, any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and the Borrower’s Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(d) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(e) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Secured Obligations) owed by the Borrower or any other Loan Party.

(f) Each party’s obligations under this Section 8.06(f) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, and the Administrative Agent agrees, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral to any Person other than a Loan Party which is permitted pursuant to the terms of any Loan Document (as certified by the Borrower (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry)), or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least three Business Days’ prior written request by the Borrower to the Administrative Agent (or such later date as may be reasonably agreed upon by the Administrative Agent), the Administrative Agent shall

(and is hereby irrevocably authorized by the Lenders to), at the Borrower’s expense, execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(b) In furtherance of the foregoing and not in limitation thereof, no Banking Services Agreement or Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Banking Services Agreement or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, the Co-Documentation Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84- 14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of

Credit, the Commitments and this Agreement satisfies the requirements of sub- Sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-Section (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Arranger and each hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.10 Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if the Borrower, to it at:

Neurocrine Biosciences, Inc.

6027 Edgewood Bend Court

San Diego, California 92130

Attention: Matt Abernethy, Chief Financial Officer

Email: […***…]

With a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004

Attention: Michael Tollini

Email: […***…]

(ii) (A) if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A., at the address separately provided to the Borrower and (B) if to the Administrative Agent from the Lenders, at the address separately provided to such Lender; and

(iii) If to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at the address separately provided to the Borrower, or in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Borrower and the Administrative Agent;

(iv) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).

(b) Notices and other communications to any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Amendment, Section 2.22 with respect to a Refinancing Facility Agreement, Section 2.23 with respect to an Extension Amendment, or as provided in the definition of “Incremental Equivalent Debt”, Section 2.14(b), Section 2.14(c), Section 2.14(d) or Section 6.03(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or Event of Default is not considered an extension or increase in Commitment of any Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest, fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby (except that none of (A) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) or (B) the waiver or reduction of the obligation of the Borrower to pay interest or fees at the applicable default rate set forth in Section 2.13(d) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon (other than interest payable at the applicable default rate set forth in Section 2.13(d)), or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.11(a), Section 2.18(b), or Section 2.18(d) in a manner that would alter the pro rata sharing or application of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.18(b) or Section 7.03 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Amendment, Incremental Term Loans and Incremental Revolving Commitments and Incremental Revolving Loans may be included in the determination of Required Lenders on substantially the same basis as the Unfunded Commitments and the Loans are included on the Effective Date), (vii) (A) release the Borrower from its obligations under Article X, (B) release the Borrower from its obligations as a Loan Party or (C) release all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty, in each case, without the written consent of each Lender, (viii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (ix) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Secured Obligations to the Lien securing any other Indebtedness (other than any Lien permitted pursuant to Section 6.02(c) or 6.02(e)), without the written consent of each Lender directly affected thereby or (x) subordinate the Secured Obligations (or any Class thereof) in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent and the Issuing Banks); and provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative agent and such Issuing Bank and (B) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to Incremental Commitments and/or Incremental Loans pursuant to an Incremental Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Incremental Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders (it being understood and agreed that any such amendment in connection with Incremental Commitments and/or Incremental Loans in accordance with Section 2.20 or Refinancing Commitments or Refinancing Loans in accordance with Section 2.22 shall require solely the consent of the parties prescribed by such Section and shall not require the consent of the Required Lenders).

(d) The Lenders hereby irrevocably authorize the Administrative Agent, and the Administrative Agent agrees, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the satisfaction of the Final Release Conditions, (ii) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Swap Obligations not yet due and payable, Banking Services Obligations not yet due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination), (iii) constituting property being sold or disposed of to any Person other than a Loan Party or that becomes Excluded Assets if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement or that such property constitutes Excluded Assets (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iv) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (v) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral (except to the extent any of the foregoing constitutes Excluded Assets). In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, and the Administrative Agent agrees, (i) if requested by the Borrower and the Borrower certifies that such subordination is permitted hereunder (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) or Section 6.02(e), (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness that is to be subject to a Lien on property that is permitted by Section 6.02(e) or Section 6.02(d) or (to the extent constituting similar Liens on fixed or capital assets (including capital leases) that would otherwise be permitted by Section 6.02(e) save for the basket limitations of Section 6.02(e)), Section 6.02(u), as applicable, requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets or (iii) enter into any First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement, other intercreditor agreement, subordination agreement or arrangement expressly permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and the Lenders acknowledge that any such First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement, other intercreditor agreement, subordination agreement or other arrangement is binding upon the Lenders. In each case as specified in this Section 9.02(d), the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request, and in form and substance reasonably satisfactory to the Administrative Agent, to evidence the (x) release of such item of Collateral from the assignment and security interest granted under the Loan Documents and deliver to the Borrower, at the expense of the Borrower, any portion of such Collateral so released that is in possession of the Administrative Agent or (y) subordination of its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.02(d).

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender, (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans and participations in LC Disbursements and (iv) such other bank or other entity consents to such proposed amendment, waiver or consent. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower or other applicable Loan Parties only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document, (ii) to comply with local law or advice of local counsel in any jurisdiction the laws of which govern any Collateral Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of the Administrative Agent or (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties.

(g) Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement, intercreditor agreement subordination agreement or other arrangement permitted under this Agreement that is expressly contemplated by any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, other intercreditor agreement, subordination agreement or other arrangement permitted under this Agreement; provided that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Section 9.03 Expenses; Limitation of Liability; Indemnity, etc.

(a) Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Co-Documentation Agents and their respective Affiliates (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with a single firm of local counsel in each applicable jurisdiction and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the Administrative Agent or the applicable Arranger or Co-Documentation Agent), after consultation with the Borrower, one additional firm of primary counsel for each group of similarly affected persons, and to the extent required, one firm of local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks and any virtual data room fees) of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm as primary counsel, along with a single firm of local counsel in each applicable jurisdiction, for the Administrative Agent, and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the Administrative Agent or the applicable Issuing Bank or Lender), after consultation with the Borrower, one additional firm of primary counsel for each group of similarly affected persons, and to the extent required, one firm of local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses (subject to the foregoing limitations with respect to legal fees and expenses) incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any other Loan Party shall not assert, and the Borrower and each other Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Co-Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), (ii) in no event shall the Borrower or any of its affiliates or any of its or their respective officers, directors, employees, advisors or agents (each a “Borrower-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by us, our affiliates or our respective equity holders arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby or thereby and (iii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, each Arranger, the Co-Syndication Agent, each Co-Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of a single firm of primary counsel, along with such specialist counsel as may reasonably be required by the Administrative Agent, and a single firm of local counsel in each applicable jurisdiction for all Indemnitees and, in the event of an actual or reasonably perceived conflict of interest (as reasonably determined by the applicable Indemnitee), one additional firm of counsel to each group of similarly affected Indemnitees and to the extent required, one firm or local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions), but no third party advisors without prior written consent of the Borrower, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (v) any act or omission of the Administrative Agent in connection with the administration of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (vi) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (vii) any actual or prospective Proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Controlled Related Parties in performing its activities or in furnishing its commitments or services under this Agreement or the other Loan Documents, (ii) a breach by such Indemnitee or any of its Controlled Related Parties of its material obligations under this Agreement or the other Loan Documents or (iii) any dispute solely among Indemnitees (not arising from any act or omission of the Borrower or any of its Affiliates) other than claims against an Indemnitee acting in its capacity as, or in fulfilling its role as, the Administrative Agent, an Arranger, a Co-Documentation Agent or an Issuing Bank under this Agreement or the other Loan Documents). As used above, a “Controlled Related Party” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, Controlling Person or Controlled Affiliate; provided that each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the arrangement, negotiation or syndication of the credit facilities evidenced by this Agreement. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim; provided further that, the Borrower shall not be liable for any settlement of any claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed).

(d) Lender Reimbursement. To the extent that the Borrower fails to pay any amount required to be paid by it under clause (a) or (c) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable payment is sought) of such unpaid amount (it being understood that the Borrower or the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such.

(e) Payments. All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(i) (A) the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund; and

(C) the Issuing Banks; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in each case unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and the Borrower’s Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person or a Disqualified Institution) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) the Borrower, any of the Borrower’s Subsidiaries or any of the Borrower’s Affiliates, (c) a Defaulting Lender or its Lender Parent, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Agreement shall be construed so that the Loans and the Commitments are at all times maintained in “registered form” within the meaning of the Code and Treasury Regulations, including without limitation Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the Code.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.06(d), Section 2.07(b), Section 2.18(e) or Section 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrower the Administrative Agent or Issuing Banks, sell participations to one or more banks or other entities (other than a holding company or investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation and confirmations required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section; and shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under the Code and Treasury Regulations, including without limitation Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version) or, if different, under Sections 871(h) or 881(c), of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, (x) the designation of any Person as a Disqualified Institution (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in the definition of “Disqualified Institution”) shall not retroactively disqualify any pending or prior assignment of or participation in an interest in the Loans or the Commitments to any pending Lender, pending Participant, Lender or Participant, as applicable and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution, the Borrower, any of the Borrower’s Subsidiaries or any of the Borrower’s Affiliates) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (2) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v) The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (except for Unliquidated Obligations) or any Letter of Credit is outstanding (unless such Letter of Credit has been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and/or any Arrangers and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether in contract or tort or otherwise) arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of, and not disclose to any Person, the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Administrative Agent, Issuing Bank or Lender, as applicable, shall be responsible for compliance by such Persons with the provisions of this Section 9.12, (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Administrative Agent, Issuing Bank, the applicable Lender or its or their applicable Affiliates, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation),

(d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) upon request by such assignee or Participant, or such prospective assignee of Participant) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the prior written consent of the Borrower, (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) is received by the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a third party that is not, to the Administrative Agent’s or such Lender’s knowledge following reasonable inquiry, subject to confidentiality obligations in favor of the Borrower, or (j) subject to an agreement containing provisions substantially the same as those in this Section (or otherwise reasonably acceptable to the Borrower), to the extent required, to a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any person from voluntarily disclosing or providing any information within the scope of this Section 9.12 to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

Section 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the such Borrower or such Loan Party, which information includes the name, address and tax identification number of such Borrower and such Loan Party and other information that will allow such Lender to identify such Borrower and such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

Section 9.14 Releases of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other disposition (other than any lease or license) by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section (including pursuant to clause (b) or (c) below), the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and deliver to the Borrower any portion of such Collateral so released that is in possession of the Administrative Agent. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent except as may otherwise be expressly agreed in writing by the Administrative Agent and such Loan Party.

(b) Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty if (i) such Subsidiary Guarantor is no longer a Material Domestic Subsidiary, becomes an Excluded Subsidiary or is otherwise not required pursuant to the terms of this Agreement to be a Subsidiary Guarantor; provided that, in the event less than 100% of the Equity Interests in such Subsidiary is sold, disposed of or otherwise transferred and such entity remains a Subsidiary, release under this Section 9.14(b) shall only be given effect if (x) such sale, disposition or transfer has been consummated for a bona fide business purpose and (y) the applicable transferee shall not be an Affiliate of the Borrower or (ii) such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.02.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Swap Obligations not yet due and payable, Banking Services Obligations not yet due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding (or any outstanding Letters of Credit have been cash collateralized or otherwise backstopped in a manner satisfactory to the Administrative Agent (the foregoing, collectively, the “Final Release Conditions”), the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and deliver to the Borrower any portion of such Collateral so released that is in possession of the Administrative Agent. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent except as may otherwise be expressly agreed in writing by the Administrative Agent and such Loan Party. The Administrative Agent may rely conclusively as to any of the matters described in this Section 9.14 on a certificate provided to it by the Borrower without further inquiry, which certificate shall be delivered to the Administrative Agent by the Borrower upon request.

Section 9.15 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 9.17 No Fiduciary Duty, etc.

(a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Arranger, Co-Documentation Agent or Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Arranger, Co-Documentation Agent and Credit Party and, if applicable, each of their respective Affiliates, is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Arranger, Co-Documentation Agent or Credit Party based on an alleged breach of fiduciary duty by such Arranger, Co-Documentation Agent or Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Arrangers, Co-Documentation Agents and Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Arranger, Co-Documentation Agent and Credit Party, together with its Affiliates, is a full-service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Arranger, Co-Documentation Agent or Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Arranger, Co-Documentation Agent or Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Arranger, Co-Documentation Agent and Credit Party and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Arranger, Co-Documentation Agent or Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Arranger, Co-Documentation Agent or Credit Party of services for other companies, and no Arranger, Co-Documentation Agent or Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Arranger, Co-Documentation Agent or Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

Section 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.20 Marketing Consent. The Borrower hereby authorizes JPMorgan Chase Bank, N.A. and its affiliates (collectively, the “JPMorgan Parties”) and each Lender, at their respective sole expense, and without any prior approval by the Borrower, (A) to disclose the existence of this Agreement, the size and type of the credit facilities, the parties to the Loan Documents, the Effective Date and any other information that is otherwise publicly available, in each case, to market data collectors, similar services providers to the lending industry, and service providers to the JPMorgan Parties, the Arrangers and the Lenders in connection with the administration, settlement and management of this Agreement and the other Loan Documents, in each case, to the extent the applicable JPMorgan Parties, Arranger or Lender advises such parties of the confidential nature of such information and instructs such parties to keep such information confidential and (B) in consultation with the Borrower, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as such JPMorgan Parties, Arranger or Lender may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrower and its Affiliates (or any of them), and the type, size and Effective Date of the credit facilities, all at the expense of such JPMorgan Parties, Arranger or Lender; provided that, without the prior written consent of the Borrower, such advertisements may not disclose any information other than the existence of this Agreement, the size and type of the credit facilities, the parties to the Loan Documents and the Effective Date and any other information that is otherwise publicly available (it being understood and agreed that the JPMorgan Parties may not disclose any such information prior to the Borrower’s filing of this Agreement with the SEC).

Section 9.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE X

BORROWER GUARANTEE

In order to induce the Lenders to extend credit to the Borrower hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Specified Ancillary Obligations of the Subsidiaries. The Borrower further agrees that the due and punctual payment of such Specified Ancillary Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Specified Ancillary Obligation.

The Borrower waives presentment to, demand of payment from and protest to any Subsidiary of any of the Specified Ancillary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent (or any of its Affiliates) or any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of any Banking Services Agreement, any Swap Agreement or otherwise; (b) any extension or renewal of any of the Specified Ancillary Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Specified Ancillary Obligations; (e) the failure of any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Specified Ancillary Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations; (g) the enforceability or validity of the Specified Ancillary Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Specified Ancillary Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Specified Ancillary Obligations, for any reason related to this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Specified Ancillary Obligations, of any of the Specified Ancillary Obligations or otherwise affecting any term of any of the Specified Ancillary Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Borrower to subrogation.

The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Specified Ancillary Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Subsidiary or any other Person.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Specified Ancillary Obligations, any impossibility in the performance of any of the Specified Ancillary Obligations or otherwise.

The Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Specified Ancillary Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Specified Ancillary Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Specified Ancillary Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any applicable Lender (or any of its Affiliates) may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Subsidiary to pay any Specified Ancillary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by any applicable Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to such applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Specified Ancillary Obligations then due, together with accrued and unpaid interest thereon. The Borrower further agrees that if payment in respect of any Specified Ancillary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other office, branch, affiliate or correspondent bank of the applicable Lender for such currency and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Specified Ancillary Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any applicable Lender (or any of its Affiliates), disadvantageous to such applicable Lender (or any of its Affiliates) in any material respect, then, at the election of such applicable Lender, the Borrower shall make payment of such Specified Ancillary Obligation in Dollars (based upon the applicable equivalent Dollar amount of such Specified Ancillary Obligation on the date of payment as determined by the Administrative Agent) and/or in New York, Chicago or such other payment office as is designated by such applicable Lender (or its Affiliate) and, as a separate and independent obligation, shall indemnify such applicable Lender (and any of its Affiliates) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full in cash of all the Specified Ancillary Obligations owed by such Subsidiary to the applicable Lender (or its applicable Affiliates).

The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under the Guaranty in respect of Specified Swap Obligations (provided, however, that the Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Nothing shall discharge or satisfy the liability of the Borrower hereunder except the full performance and payment in cash of the Secured Obligations (other than Unliquidated Obligations and Obligations expressly stated to survive such payment and termination) and all Letters of Credit shall have been expired or terminated (or shall have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Banks) and all LC Disbursements shall have been reimbursed.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

NEUROCRINE BIOSCIENCES, INC., as the Borrower

By:	/s/ Matthew C. Abernethy
Name:	Matthew C. Abernethy
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Lender

By:	/s/ Yonas Zewdie
Name:	Yonas Zewdie
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Tyler Morgan
Name:	Tyler Morgan
Title:	Director

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Lender

By:	/s/ Nicholas Bancroft
Name:	Nicholas Bancroft
Title:	Authorized Signer

[Signature Page to Credit Agreement]

GOLDMAN SACH BANK USA, as Lender

By:	/s/ Nicholas Merino
Name:	Nicholas Merino
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A., as Lender

By:	/s/ Larkin Felker
Name:	Larkin Felker
Title:	Vice President

[Signature Page to Credit Agreement]

Citizens Bank, NA, as Lender

By:	/s/ Svetlana Lehmann
Name:	Svetlana Lehmann
Title:	VP

[Signature Page to Credit Agreement]

DNB CAPITAL LLC, as Lender

By:	/s/ Kristie Li
Name:	Kristie Li
Title:	Senior Vice President

By:	/s/ David Meisner
Name:	David Meisner
Title:	First Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Peter Spruill
Name:	Peter Spruill
Title:	Officer

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Evan Venne
Name:	Evan Venne
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

Royal Bank of Canada, as Lender

By:	/s/ Scott MacVicar
Name:	Scott MacVicar
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

TRUIST BANK, as Lender

By:	/s/ Anton Brykalin
Name:	Anton Brykalin
Title:	Director

[Signature Page to Credit Agreement]

U.S. Bank National Association, as Lender

By:	/s/ Ryan M. Black
Name:	Ryan M. Black
Title:	Vice President

[Signature Page to Credit Agreement]